Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.14

EXECUTION COPY

AGREEMENT

FOR

ENGINEERING, PROCUREMENT
AND CONSTRUCTION

BETWEEN

BUFFALO LAKE ENERGY, LLC

AND

TIC - THE INDUSTRIAL COMPANY WYOMING, INC.

i

(continued)

(continued)

(continued)

APPENDICES

Appendix A	Scope of Work

Appendix A-1	Performance Test Protocols

Appendix A-2	Performance Guarantees and Liquidated Damages

Appendix B-1	Preliminary Schedule of Values

Appendix B-2	Form of Progress Invoice

Appendix C	Project Schedule Summary

Appendix D	Delta-T License Agreement

Appendix E-1	Form of Notice to Proceed

Appendix E-2	Form of Limited Notice to Proceed

Appendix F	Certificate of Financing

Appendix G-1	Contractor Final Lien Waiver and Release Form

Appendix G-2	Contractor Conditional Lien Waiver and Release Form

Appendix G-3	Subcontractor’s Final Lien Waiver and Release Form

Appendix H	Major Subcontractors

Appendix I	Not Used

Appendix J	Not Used

Appendix K	Unit Rates for Labor and Construction Equipment

Appendix L	Air Permit

Appendix M-1	Form of Guarantee

Appendix M-2	Form of Performance Bond

v

ENGINEERING, PROCUREMENT & CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT & CONSTRUCTION AGREEMENT (“Agreement”) is made as of June 9, 2006 (“Effective Date”), by and between Buffalo Lake Energy, LLC, a limited liability company organized and existing under the laws of the state of Delaware (“Client”) and TIC - The Industrial Company Wyoming, Inc., a corporation organized and existing under the laws of the state of Wyoming (“Contractor”).

RECITALS

A. Client desires that Contractor design, engineer, procure, construct, Startup, and test the Facility (as hereinafter defined), other than as provided in this Agreement for items within Client’s Scope (as hereinafter defined), as set forth in this Agreement.

B. Contractor desires to furnish the Work (as hereinafter defined) on a fixed price, turnkey basis with a guaranteed completion date and in accordance with the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants setout in this Agreement, the Parties (as hereinafter defined), intending to be legally bound, agree as follows:

ARTICLE 1

Definitions and Interpretation

1.1 Definitions. As used in the Agreement, the following terms shall have the following meanings:

“Advance Payments” has the meaning set forth in Section 2.2(b).

“Agreement” means this document consisting of Articles 1 through 24 and the Appendices A through M-2.

“Air Permit” means the Project’s air permit, substantially in the form attached as Appendix L hereto.

“Applicable Laws” means laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders and interpretations of any Governmental Authority, including Applicable Permits, as may be in effect at the time of Contractor’s performance under this Agreement.

“Applicable Permits” means all permits, approvals and authorizations required to be obtained or maintained in connection with construction of the Facility on the Facility Site and performance of the Work, including the Client Permits and the Contractor Permits.

“Client” means Buffalo Lake Energy, LLC a limited liability company organized and existing under the laws of the State of Delaware, and its successors and permitted assigns.

“Client Indemnified Parties” shall have the meaning set forth in Section 13.1.1.

“Client Permits” shall have the meaning set forth in Section 5.3.

“Client’s Representative” shall have the meaning set forth in Section 5.1.

“Client’s Scope” shall have the meaning set forth in Section 5.6.

“Commencement Date” means the date on which Contractor is to commence performance of the Work (other than as specified by the Limited Notice to Proceed), as specified in the Notice to Proceed delivered to Contractor by Client pursuant to Section 2.2(a).

“Consumption Guarantees” means the natural gas and electricity consumption guarantees set forth in Section 1.2.2 of Appendix A-2.

“Contract Documents” means the Agreement, the executed Limited Notice to Proceed, the executed Notice to Proceed and all Scope Change Orders, in each case, as they may be amended, modified or supplemented from time to time, and which by this reference are incorporated.

“Contract Price” shall have the meaning set forth in Section 4.1.

“Contractor” means TIC - The Industrial Company Wyoming, Inc. (“TIC”), a corporation organized and existing under the laws of the state of Wyoming, and its successors and permitted assigns.

“Contractor Indemnified Parties” shall have the meaning set forth in Section 13.1.2.

“Contractor Permits” shall have the meaning set forth in Section 2.1.5.1.

“Contractor Taxes” shall have the meaning in Section 4.2.

“Contractor Technology” means all confidential information included in the process information, designs, software and other documents delivered by Contractor to Client under this Agreement or embodied in the Facility or Contractor’s Equipment.

“Contractor’s Equipment” means materials, equipment, tools, appliances and items of whatsoever nature required by Contractor for the purposes of Contractor’s furnishing of the Work, but not including materials, equipment, appliances or items intended to form, or forming, part of the Facility.

“Contractor’s Representative” shall have the meaning set forth in Section 2.6.

“Corrective Action” has the meaning set forth in Section 6.3.1(b).

“Corrective Action Plan” shall be any plan by Contractor to take action required pursuant to Section 6.3.1(b).

“DDGS” means distiller’s dried grains and solubles.

“Delta-T License Agreement” shall have the meaning set forth in Section 17.4.

“Design Documents” shall have the meaning set forth in Section 2.1.2.

“Dispute” shall have the meaning set forth in Section 20.1.

“Early Completion Payments” shall have the meaning set forth in Section 7.3.

“Extended Warranty Period” shall have the meaning set forth in Section 10.1.4.

“Facility” means the ethanol plant and related facilities to be located in Fairmont, Minnesota, as more fully described in Appendix A.

“Facility Site” means the parcel of land in Fairmont, Minnesota, on which the Facility will be located, as more particularly described in Appendix A.

“Financing Parties” means (i) any and all lenders providing the construction, interim or long-term financing (including a synthetic lease) or any other refinancing thereof for the Project, and any trustee or agent acting on their behalf, and (ii) any and all equity investors providing financing or refinancing for the Project, and any trustee or agent acting on their behalf.

“Force Majeure Event” shall have the meaning set forth in Section 11.1.

“Good Practices” means those practices, methods, acts, techniques, and standards as may be followed or employed at the time of performance of the Work, and which (i) are generally accepted for use in the ethanol production industry, in connection with project management, design, engineering and construction of an ethanol production facility of the same or similar size and type as the Facility in the region in which the Facility is located, (ii) are commonly used in ethanol plant design engineering, construction, project management and operations for projects of a similar size, type and complexity as the Facility, and (iii) would be expected if the Work is performed in a manner consistent with Applicable Laws and the objectives of reliability, safety, environmental protection, economy and expediency.

“Governmental Authority” means any federal, state, local, municipal or other governmental body or agency or subdivision thereof, including any legislative or judicial body, having or asserting jurisdiction over Client or Contractor, and their respective agents and parent corporations or over any part or all of the construction of the Facility on the Facility Site, the performance of the Work or the ownership or operation of the Facility.

“Guaranteed Completion Dates” means each of the Guaranteed Provisional Acceptance Date, the Guaranteed Substantial Completion Date and the Guaranteed Project Completion Date.

“Guaranteed Performance Conditions” means all conditions upon which the Performance Guarantees are contingent, as defined in Appendix A.

“Guaranteed Project Completion Date” means the date that is [*] days after the Guaranteed Provisional Acceptance Date.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

“Guaranteed Provisional Acceptance Date” means the date that is [*] days after the date that Client delivers to Contractor the Notice to Proceed.

“Guaranteed Substantial Completion Date” means the date that is the earlier to occur of (i) [*] days after the Project maximum capacity has been achieved or (ii) [*] days after start-up of the Plant, as determined in accordance with the Air Permit.

“Guarantor” means TIC Holdings, Inc.

“Hazardous Materials” means: (i) petroleum or any of its fractions, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other similar materials or pollutants which pose a hazard to the Facility Site, or to persons on or about same, or cause the Facility Site to be in violation of any law or local approval, or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, or “toxic”, or words of similar import under any Applicable Law, including, but not limited to: (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (B) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (C) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (D) regulations adopted and publications promulgated pursuant to the aforesaid laws; (ii) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; and (iii) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Governmental Authority under any environmental laws.

“Indemnified Parties” means the Client or Client Indemnified Parties or Contractor or Contractor Indemnified Parties or other persons or entities or any combination thereof, as the context or the usage of such term may require.

“Late Completion Payments” shall have the meaning set forth in Section 7.2.1.

“Liens” shall have the meaning set forth in Section 13.3.

“Limited Notice to Proceed” shall have the meaning set forth in Section 2.2(b).

“Major Subcontract” means any subcontract of Contractor for the provision of equipment, the value of which subcontract exceeds $1,000,000.00 in the aggregate.

“Major Subcontractor” means any Subcontractor party to a Major Subcontract.

“Mechanical Completion” means that the following has occurred: (i) all equipment, components, and systems of the Facility necessary for operation of the Facility to produce ethanol, including items within Client’s Scope, have been physically constructed and installed in accordance with this Agreement; (ii) the Contractor has completed the checkout, including, but not limited to, equipment alignment, rotation, and lubrication and hydrostatic testing, ground fault tests, calibration, and continuity checks, and has developed turnover packages, including providing records of inspection and testing, in accordance with the applicable start-up procedures

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

required prior to Startup; (iii) the Facility is ready for commencement of Startup (i.e. including, but not limited to, loop checks, relay checks, and functional checkout completed to support commencement of Startup); (iv) the first draft of the Operating Manuals shall have been transferred from Contractor to Client; and (v) the relevant portion of Contractor’s training program for Client’s operation and maintenance personnel has been completed. Mechanical Completion does not require completion of insulation, painting, architectural work/finishes, final grading and any other portion of the Work not necessary to satisfy the foregoing requirements and not affecting the operability, safety, or mechanical integrity of the Facility.

“Monthly Progress Report” means a written report issued monthly by Contractor containing the following information: (i) a description of the status of Contractor’s activities and engineering, manufacturing and construction progress as compared with the Project Schedule (as updated from time to time), including a completion percentage chart which outlines, month by month, completion progress of the Work, (ii) an identification and evaluation of problems and deficiencies in the Work (including an evaluation of any factors which are anticipated to have a material effect on the Project Schedule), (iii) a detailed description of the portions of the Schedule of Values achieved and the Work performed prior to the last date covered by the Monthly Progress Report and the extent to which Progress Payments therefore have been received, (iv) the status of material and equipment deliveries, (v) safety statistics required under Applicable Laws, and (vi) such other information as may be requested by Client and agreed to by Contractor, which agreement shall not be unreasonably withheld.

“Notice of Mechanical Completion” shall have the meaning set forth in Section 6.1(a).

“Notice of Project Completion” shall have the meaning set forth in Section 6.7.2.

“Notice of Provisional Acceptance” shall have the meaning set forth in Section 6.5.2.

“Notice of Substantial Completion” shall have the meaning set forth in Section 6.6.2.

“Notice to Proceed” shall have the meaning set forth in Section 2.2(a).

“Operating Manuals” shall mean the information manuals concerning training of Client’s operators and operation and maintenance procedures as prepared in accordance with and pursuant to the procedures set forth in Article 17 and Appendix A.

“Party” or “Parties” means either Client or Contractor or both, as the context or the usage of such term may require.

“Parent Guarantee” means a payment and performance guaranty from Guarantor in the form attached as Appendix M-1, which may be required to be provided by Contractor in accordance with Section 4.5.

“Performance Bond” shall mean a performance bond, in the amount of 100% of the Contract Price, in the form attached as Appendix M-2, which may be required to be provided by Contractor in accordance with Section 4.5.

“Performance Guaranty Payments” shall have the meaning set forth in Section 8.1.1.

“Performance Guarantees” shall have the meaning set forth in Section 8.1.1.

“Performance Security” shall mean the Parent Guarantee or the Performance Bond, as applicable.

“Performance Tests” shall mean the tests set forth under Appendix A-1 and A-2.

“Permit” means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof.

“Preliminary Schedule of Values” means the document set forth as Appendix B-1.

“Production Guarantee” means the ethanol production guarantee set forth in Section1.2.1 of Appendix A-2,

“Progress Invoice” mean an invoice to be provided in accordance with Section 4.3.1(a), in the form set forth in Appendix B-2.

“Progress Payments” shall have the meaning set forth in Section 4.3.1(a).

“Project” means the Work, including all equipment, labor, and materials to be furnished to Client by Contractor under this Agreement, all as described in greater detail in Appendix A, and which shall be performed in accordance with the provisions of the Contract Documents, all Applicable Laws, governmental authorizations, Good Practices and recommended equipment supplier guidelines.

“Project Completion” means the actual acceptance by Client of the completed Facility in accordance with the provisions of Section 6.7.

“Project Guarantees” means the Performance Guarantees, and the guarantees and warranties set forth in Article 8 and Article 10.

“Project Schedule” shall have the meaning set forth in Section 2.1.14.

“Project Schedule Summary” shall have the meaning set forth in Section 2.1.14.

“Project Taxes” shall have the meaning in Section 4.2.

“Provisional Acceptance” shall occur when Contractor satisfies the requirements specified in Section 6.5.

“Punch List” means the list which sets forth those items of Work pertaining to the performance or documentation of the Project that remain to be completed for the Project to comply with the standards and requirements set forth in this Agreement. As of the date of

Mechanical Completion, Contractor shall list those items of Work that remain to be performed with respect to the construction, erection, and installation of the Work; provided, however, such list shall include only those items of Work (i) that do not preclude the Facility or a system of the Facility from commencing with the conduct of Startup, (ii) the absence of which does not create any occupational hazard or hazard to the Work, and (iii) the completion of which is not expected to affect or unreasonably interrupt or interfere with the operability, safety, or mechanical integrity of the Facility in accordance with Good Practices. As of the date of Provisional Acceptance, the Punch List shall not include any items of Work, alone or in the aggregate, the non-completion of which (i) prevents the Facility from being used for the production of ethanol or in accordance with Applicable Laws, or (ii) prevents the Facility from being legally, safely and reliably placed in operation, or (iii) in the exercise of reasonable engineering judgment and Good Practices could have a material adverse effect on the operation or efficiency of the Facility.

“Retainage” shall have the meaning set forth in Section 4.3.1(a).

“Schedule of Values” shall have the meaning set forth in Section 4.3.1(a).

“Scope Change” means any addition to, deletion from, suspension of or other modification of this Agreement approved by Client or Client’s Representative, which necessitates a change in one or more of the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule or the Project Guarantees or any other condition of this Agreement in accordance with the terms of Article 12.

“Scope Change Order” means a written order to Contractor issued and signed by Client or Client’s Representative authorizing a Scope Change.

“Scope Change Order Notice” means a written notice issued by Contractor or Contractor’s Representative requesting a Scope Change, submitted to Client or Client’s Representative pursuant to the terms of Section 12.2.1.

“Scope Change Order Request” means a written notice issued by Client or Client’s Representative to Contractor or Contractor’s Representative pursuant to terms of Section 12.2.2.

“Scope of Work” shall mean the Work described in Appendix A.

“Startup” means the process, after Mechanical Completion, of starting and completing initial operation of the systems, sub-systems, and components of the Facility.

“Subcontractors” shall have the meaning set forth in Section 3.1.

“Substantial Completion” shall occur when Contractor satisfies the requirements specified in Section 6.6.

“Termination Payment” shall have the meaning set forth in Section 4.4.

“Warranty Period” shall have the meaning set forth in Section 10.1.4.

“Work” shall have the meaning set forth in Section 2.1.

“Yield Guarantee” means the ethanol yield guarantee set forth in Section 1.2.1 of Appendix A-2.

1.2 Interpretation.

(a) Rules of Usage. In this Agreement, unless the context otherwise requires, the singular shall include the plural and vice versa. The terms “include,” “includes” and “including” when used in the Contract Document shall be deemed to be followed by the words “without limitation.” References to a Section or Appendix shall be a reference to a Section of or Appendix to this Agreement. Time periods expressed as a number of days shall mean calendar days, unless otherwise noted. Reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

(b) Conflicting Provisions. Either Party shall promptly notify the other in writing of any apparent ambiguity, conflict or inconsistency among any parts of this Agreement. The Parties will then meet to resolve such conflict, ambiguity or inconsistency. If the Parties are unable to resolve such conflict, ambiguity or inconsistency, it shall be resolved in accordance with Article 20. Unless expressly stated otherwise in this Agreement, in case of conflict between provisions of this Agreement, the order of precedence for conflict resolution in descending order shall be as follows: (i) the Contract Documents, (ii) Appendices A, A-1 and A-2, (iii) Appendix C, (iv) Appendix B-1, and (v) the remaining Appendices in alphabetical order.

ARTICLE 2

Contractor’s Work and Other Obligations

2.1 Work to be Performed. Except as otherwise expressly set forth in Article 5, Contractor shall perform or cause to be performed all work and services required in connection with the design, engineering, procurement, construction, construction management, testing and Startup of the Facility so it conforms to and performs in accordance with the terms of the Contract Documents, all Applicable Laws, Governmental Authorizations, Good Practices and recommended equipment supplier guidelines (the “Work”).

2.1.1 Engineering, Design, Construction and Construction Management.

2.1.1.1 Engineering and Design. Without limiting the generality of Section 2.1, Contractor shall provide engineering and design services necessary for completion of the Facility so that it conforms to and performs in accordance with the Contract Documents, all Applicable Laws, Governmental Authorizations, Good Practices and recommended equipment supplier guidelines, including (a) preparation of (i) conceptual design and (ii) the engineering and detailed design necessary to describe the Work, (b) provision of specifications and criteria for the detailed design by suppliers of equipment, materials and systems for incorporation into the Work, and (c) preparation of drawings, plans, bills of material, schedules and estimates.

2.1.1.2 Construction and Construction Management. Without limiting the generality of Section 2.1, Contractor shall develop a construction plan for the Work and oversee and coordinate the construction of the Project so that it shall conform to and perform in accordance with the terms of this Agreement. Contractor shall require the Subcontractors to perform the Subcontracts in accordance with the relevant requirements of this Agreement. Contractor shall establish and maintain management control systems for the Work and provide construction management services so that the Work conforms to and performs in accordance with the terms of this Agreement. Contractor shall pay the prevailing wage in accordance with the laws of Minnesota.

2.1.2 Documentation and Manuals. Subject to Article 17, Contractor shall submit to Client as they become available from time to time during their preparation, copies of the Operating Manuals and the other documents and manuals listed in Appendix A (collectively, the “Design Documents”). Except for those Design Documents in Appendix A, all submittals shall be for information purposes only.

2.1.3 Procurement. Without limiting the generality of Section 2.1, Contractor shall procure and pay for, in Contractor’s name as an independent contractor and not as agent for Client, labor, materials, equipment (which shall be new, unused and shall meet Good Practices), supplies, manufacturing and related services (whether on or off the Facility Site) which are required for completion of the Work in accordance with the Contract Documents and which are not explicitly specified as items within Client’s Scope.

2.1.4 Labor and Personnel. Contractor shall provide, or shall cause the Subcontractors to provide, adequate labor and personnel required to complete the Work and achieve Mechanical Completion, and to achieve Provisional Acceptance, Substantial Completion and Project Completion on or before the respective Guaranteed Completion Dates, including without limitation: (a) professional engineers legally qualified to perform engineering services in the applicable jurisdiction; (b) a project manager or other representative who shall be fully acquainted with the Project and shall have the authority to administer the Agreement on behalf of Contractor. Client acknowledges that Contractor is not a licensed or authorized architect or engineer in the State of Minnesota and that Contractor will furnish all design and engineering services required under the Contract Documents by way of subcontract or other agreement with qualified, licensed and authorized design and engineering professionals. Client agrees to not assert Contractor’s lack of registration or licensing in the State of Minnesota as a designer, engineer or architect as a defense to any action by the Contractor.

2.1.5 Permitting.

2.1.5.1 Contractor Permits. Contractor shall obtain and maintain in effect (i) Permits pertaining to Contractor’s performance of its obligations under the Contract Documents (collectively, “Contractor Permits”).

2.1.5.2 Client Permits. The permits which shall be provided by Client to support Contractor’s performances and construction are the Client Permits. All other construction permits shall be Contractor’s responsibility.

2.1.5.3 Permitting Support. Contractor and Client shall timely provide requested necessary information and documents to assist each other in obtaining Applicable Permits. Unless Contractor shall have failed to comply with the immediately preceding sentence, Contractor shall not be responsible for any delay in achieving the Guaranteed Completion Dates due to any failure to obtain Client Permits.

2.1.6 Inspection and Expediting. Contractor shall perform the inspection, expediting, quality surveillance and traffic services for performance of the Work.

2.1.6.1 Transportation. Except for items within Client’s Scope, Contractor shall be responsible for the transportation, shipping, and receiving of materials, equipment, supplies and all other items required for the Work (including materials, supplies and equipment required for construction activities). Except for items within Client’s Scope, Contractor shall provide for the security of all such items while in transport to the Facility Site, and for all such items (including items within Client’s Scope) while in storage off or on the Facility Site.

2.1.7 Storage and Related Matters. Contractor shall warehouse or otherwise store (in accordance with manufacturers’ recommendations and Applicable Laws) materials, supplies and equipment required for permanent and temporary construction.

2.1.8 Utilities, Chemicals and Spare Parts.

During construction of the Facility, Contractor shall provide the temporary distribution systems within the Facility Site for construction power, water, sewage and waste disposal services and for the disposal of sewage and Contractor-generated and Subcontractor-generated wastes in accordance with Applicable Laws, as necessary to enable Contractor to perform the Work. The Contract Price shall include, and Contractor shall provide, (i) initial charge of desiccants, lubricants and hydraulic fluids, (ii) all consumables, other than consumables to be provided by Client pursuant to Section 5.5, as necessary to perform the Work and (iii) all spare parts required for the Startup and Commissioning of the Facility in accordance with Good Practices. Contractor shall replenish any such consumables until Provisional Acceptance.

2.1.9 Testing. Contractor shall perform, and to the extent necessary due to a deficiency in the Work, re-perform the Performance Tests in accordance with the provisions of this Agreement until each such test has been successfully completed and has demonstrated it has met the requirements for Substantial Completion.

2.1.10 Startup and Initial Operation. The Work shall include the start-up of components, calibration of controls and equipment, tuning, initial operation of the Facility and each portion thereof, function and verification tests, and other Startup and initial operation functions pertaining to the Facility.

2.1.11 Personnel Training. Client will provide an adequate number of qualified personnel required to operate the Facility during Startup, as further detailed in Appendix A and Appendix C. If, in the reasonable opinion of Contractor, the Client provided personnel are not qualified, Contractor has the right to reject such personnel and Client shall replace such rejected personnel with qualified replacements. Prior to Startup, Contractor shall provide training to

Client’s or its designee’s personnel in the operation of the Facility, including on-the-job and safety training, all as more fully described in Appendix A. Such training shall be designed to offer instruction and training to experienced personnel and shall be of such quality so as to provide personnel of Client or its designee with a comprehensive coverage of the operational aspects of the Facility. Training shall include instruction from the Subcontractors, as appropriate. Contractor will provide appropriate manuals and other written materials as part of the training program. In addition, Contractor’s training of Client’s personnel shall include coordination of Subcontractor training sessions and the training sessions, if any, of Supplier in a manner sufficient to provide such personnel with an adequate understanding of the operation aspects of each dimension of the Facility as an integrated whole, all as more fully described in Appendix A.

2.1.12 Facility Site Access. Contractor shall provide Client and its designees with access to the Facility Site to monitor progress of the Work and arrange for Client’s (and its designees’) access (at reasonable times and upon reasonable notice) to the engineering, manufacturing and fabricating premises of Contractor and Subcontractors sufficient to permit Client (or its designees) to inspect Work being performed and monitor compliance by Contractor and the Subcontractors with the terms of the Contract Documents. All such access shall be subject to reasonable restrictions as Contractor may impose to ensure safety, security and conduct of the Work.

2.1.13 Clean-Up and Waste Disposal. Contractor shall at all times keep the Facility Site in safe condition and shall remove waste materials, rubbish and other debris resulting from the performance of the Work at reasonable intervals. Contractor shall, in compliance with Applicable Laws, remove, transport and dispose of any Hazardous Material transported onto the Facility Site by or on behalf of Contractor or any Subcontractor, or created, used or handled as part of the Work at the Facility Site. Contractor shall notify Client immediately upon the discovery of the presence of any Hazardous Material on, or the release of Hazardous Material on or from, the Facility Site and following such discovery shall take no action to disturb or move such Hazardous Material without the written approval of Client. Notwithstanding anything to the contrary in this Agreement, Contractor shall not be responsible for the transportation, handling, storage or removal of any Hazardous Materials which existed at, on or in the Facility Site prior to commencement by Contractor of the Work.

2.1.14 Project Schedule and Progress Reports. Attached as Appendix C, is a preliminary summary schedule, indicating the proposed dates for completion of the individual features of the Work (the “Project Schedule Summary”). Within thirty (30) days following the Commencement Date, Contractor shall prepare and submit to Client an electronic P3 file and hardcopy of the detailed baseline schedule, consistent with the Project Schedule Summary, covering dates for items and services to be furnished such that the Facility will achieve Provisional Acceptance, Substantial Completion and Project Completion by the applicable Guaranteed Completion Dates (the “Project Schedule”). Contractor shall keep and furnish to Client updated monthly schedules of the Work to be performed, including a critical path schedule, as specified in the Project Schedule, and Monthly Progress Reports. Such updated monthly schedules shall include a comparison against the baseline schedule. Contractor shall be responsible for ensuring that performance of the Work proceeds generally in accordance with the

Project Schedule (as updated from time to time) and for coordinating the schedules of Subcontractors.

2.2 Commencement of the Work.

(a) Except as specified in Section 2.2(b), Contractor shall commence performance of the Work on the date (the “Commencement Date”) a written notice is delivered to Contractor in substantially the form set forth as Appendix E-1 (the “Notice to Proceed”). Client shall not deliver the Notice to Proceed and Contractor shall not be obligated to commence the Work unless and until funds are available for disbursement in an amount adequate to provide payments to Contractor of the Contract Price, Scope Change Orders and cancellation costs as and when due under this Agreement (less any amounts previously paid to Contractor on or before the Commencement Date) and at closing of construction financing, if any, Client has provided evidence of such financing by providing: a) the Certificate of Financing from the Financing Parties (in the form of Appendix F) and b) copies of the executed signature pages of the Financing Parties. Except as agreed in connection with the Limited Notice to Proceed, any Work undertaken by Contractor prior to the Commencement Date shall be at Contractor’s sole risk and cost and Client shall have no obligation to compensate Contractor for Work performed under this Agreement or related to the Facility prior to the Commencement Date, unless this Agreement or a separate agreement in writing between the Parties specifies otherwise.

(b) At least sixty (60) days prior to the Commencement Date, Client shall deliver to the Contractor a limited notice to proceed in substantially the form set forth as Appendix E-2 (the “Limited Notice to Proceed”). The Limited Notice to Proceed shall be accompanied by a payment in the amount of [*] (such payment, together with any payment made in accordance with clause (i) or (ii) of this Section 2.2(b), the “Advance Payments”). After the Limited Notice to Proceed is given, and unless the Client has provided the Notice to Proceed prior to the dates specified below, Client shall make the following additional payments to Contractor:

(i) Client shall pay Contractor the sum of $[*] on or before July 6, 2006.

(ii) Client shall pay Contractor the sum of $[*] on or before August 6, 2006.

No Retainage shall be withheld from Advance Payments.

Provided that the Contractor has timely received the Advance Payments, Contractor shall commence and complete such items of Work described in Exhibit A to the Limited Notice to Proceed, which the Parties agree are necessary and, provided that the Notice to Proceed is given on or before September 1, 2006 (but no earlier than the date that is sixty (60) days after the Limited Notice to Proceed is executed and received by Contractor), sufficient to support achievement of Provisional Acceptance, Substantial Completion and Project Completion by the respective Guaranteed Completion Dates. Upon Client’s payment of the Advance Payment due on August 6, 2006, Client shall make the Facility

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Site available for Contractor to commence dirt work. In the event that Client does not timely make an Advance Payment when due in accordance with this Section 2.2(b), Contractor may immediately suspend its performance of the Work and Contractor shall be entitled to a Scope Change Order to equitably adjust the Guaranteed Completion Dates and Contract Price in accordance with Article 12. If such failure to make an Advance Payment when due continues for ten (10) days, Contractor may terminate this Agreement with two business days’ prior written notice to Client (during which two business day period, Client may cure such default).

2.3 Compliance with Applicable Laws. Contractor shall comply with and shall cause the Project and all components thereof (other than items within Client’s Scope) (including, without limitation, the design, engineering and construction of the Project) to comply with, and shall cause the Project to be capable of operation in accordance with, Applicable Laws. Without limiting the foregoing, the effect of any change in Applicable Laws enacted after the date of execution of the Agreement shall be determined under Article 12.

2.4 Safety. Contractor shall be responsible for initiating, maintaining and supervising typical safety precautions and programs in connection with the Work, in each case conforming with Applicable Laws. Within thirty (30) days after the Notice to Proceed Date, Contractor shall submit a proposed safety plan for Client’s review and comment. Client may submit comments on such proposed plan within fourteen (14) days of receipt. Contractor shall consider and address any comments submitted by Client on such plan. Contractor shall provide a copy of the final safety plan to Client and Contractor shall perform the Work in accordance with such safety plan.

2.5 Quality Control. Contractor shall be responsible for initiating, maintaining and supervising a typical quality control program in connection with the Work. Within thirty (30) days after the Notice to Proceed Date, Contractor shall submit a proposed quality control plan for Client’s review and comment. Client may submit comments on such proposed plan within fourteen (14) days of receipt. Contractor shall consider and address any comments submitted by Client on such plan. Contractor shall provide a copy of the final quality control plan to Client and Contractor shall perform the Work in accordance with such quality control plan.

2.6 Contractor’s Representative. Contractor shall designate a representative (“Contractor’s Representative”) who shall be acquainted with the Project and shall have the authority to administer the Agreement on behalf of Contractor, agree upon procedures for coordinating with Client and furnish information, when appropriate, to Client.

ARTICLE 3

Subcontracts

3.1 Major Specialty Consultants, Subcontractors and Equipment Suppliers. All vendors, suppliers, materialmen, consultants and subcontractors providing equipment, materials or services to Contractor in connection with the Project are referred to as “Subcontractors.”

3.2 Payments to Subcontractors. Contractor shall be solely responsible for paying each Subcontractor and any other Person to whom any amount is due from Contractor for services, equipment, materials or supplies in connection with the Work.

3.3 Major Subcontractors. Contractor may, without the prior consent of Client, enter into Major Subcontracts with those Major Subcontractors listed in Appendix H with respect to the Work identified in Appendix H. Not less than ten (10) business days prior to the execution of any Major Subcontract with a Major Subcontractor not listed in Appendix H, Contractor shall request Client’s consent to such proposed Major Subcontractor. Client’s consent shall not be unreasonably withheld, conditioned or delayed. If, at the end of such notice period, Client has either not responded to the notice or consented to the proposed Major Subcontractor, then Contractor or a Major Subcontractor shall have the right to execute such Major Subcontract with the proposed Major Subcontractor. If Client has responded to such notice in writing the reason that it does not consent to the proposed Major Subcontractor, then neither Contractor nor a Major Subcontractor shall enter into a Major Subcontract with such proposed Major Subcontractor.

3.4 Subcontract Provisions. Contractor shall use commercially reasonable efforts to ensure that the rights including all guarantees or warranties, and obligations of each Subcontractor under each subcontract are assignable to Client, and its successors and assigns upon Client’s written request, without further consent of the Subcontractor. Contractor shall use commercially reasonable efforts to ensure that each subcontract includes warranties at least as favorable to Client as those in Article 10. Each subcontract shall also: (a) include an indemnification provision at last as favorable to Client as to that in Article 13; (b) require that Work be performed in accordance with Good Practice and Applicable Law; (c) require the Subcontractor to submit certificates and waivers of Liens for Work completed by it and by its sub-subcontractors as a condition to the disbursement of the Progress Payment next due and owing; and (d) require the Subcontractor to continue to perform under its subcontract in the event this Agreement is terminated and Client (or its assignee) takes assignment of said subcontract and requests such Subcontractor to continue such performance, conditioned upon adequate assurance of payment and cure of any payment default. Upon the expiration or termination of any of the guarantees or warranties provided by Contractor pursuant to Article 10 or elsewhere in the Agreement, Contractor shall assign, and hereby assigns, effective as of such date, to Client (or Client’s designee) all of Contractor’s rights under the unexpired portion of any Subcontractor guarantees or warranties and shall deliver to Client unpriced copies of contracts providing for such guarantees and warranties. After the assignment of rights pursuant to the preceding sentence, Client (or Client’s designee) shall be entitled to receive all proceeds (including damages and rebates) paid by any Subcontractor pursuant to any Subcontractor guarantee or warranty with respect to such assigned rights. Nothing in this Section 3.4 shall derogate from the obligations of Contractor to provide the warranties described in, and to comply with the provisions of, Article 10.

3.5 Subcontractor Insurance. Contractor shall require Subcontractors performing labor at the Facility Site to provide insurance consistent with Contractor’s policies for Subcontractor insurance.

3.6 No Privity with Subcontractors. Client shall not be deemed by virtue of this Agreement to have any contractual obligation to or relationship with any Subcontractor. Contractor shall be

(and Contractor agrees that it shall be) fully responsible to Client for the acts and omissions of Subcontractors and of persons directly or indirectly employed by them, as it is for the acts and omissions of Contractor and its employees.

ARTICLE 4

Price and Payment

4.1 Contract Price. Provided that (i) the Limited Notice to Proceed is executed and received by Contractor no later than June 9, 2006, and (ii) the Notice to Proceed is executed and received by Contractor on or before September 1, 2006 (but no earlier than the date that is sixty (60) days after the Limited Notice to Proceed is executed and received by Contractor), as full consideration to Contractor for the full and complete performance of the Work and Contractor’s other obligations under this Agreement and all costs incurred in connection therewith, Client shall pay, and Contractor shall accept, the firm fixed sum of $[*] as such sum may be adjusted pursuant to Article 12, (the “Contract Price”). The Contract Price shall not be subject to escalation provisions. For avoidance of doubt, the Contract Price includes the license fee to be paid to Delta-T Corporation pursuant to the Delta-T License Agreement, which Contractor shall pay on behalf of Client.

4.2 Taxes. Contractor shall pay all payroll and other related employment compensation taxes for Contractor’s employees, federal, state and other taxes which may be assessed on Contractor’s income from the Work, engineering and business license costs (collectively, the “Contractor Taxes”). Contractor shall administer and pay all sales, use, gross receipts and excise taxes (collectively, the “Project Taxes”). The Contract Price includes Contractor Taxes and excludes all Project Taxes. Client shall directly reimburse Contractor, in addition to the Contract Price, for any and all Project Taxes incurred and actually paid by Contractor while doing the Work and for the actual cost incurred to post any necessary tax bond. Where applicable, Client shall furnish to Contractor, within thirty (30) days of the Commencement Date, a certificate complying with state and local governmental laws, regulations and ordinances identifying any components of the Work to be considered exempt from the Project Taxes. Contractor shall cooperate with Client to establish appropriate procedures and minimize the amount of such taxes to the extent reasonable and practical. Contractor is responsible for all property taxes on the Contractor’s Equipment; Client is responsible for property taxes on all other items incorporated into the Work. Client shall defend and indemnify Contractor from and against any and all claims for, and resulting liability for Project Taxes and related penalties and interest, and any reasonable dispute resolution costs and reasonable attorneys’ fees (including costs of enforcement of this provision) that may be asserted on all items which Contractor purchased under exemption certificates provided by Client and for which taxes are later assessed. At Client’s expense and only with Contractor’s consent, Client will have the right to direct the basis on which any tax assessment will be paid or contested and to control any contest leading to the settlement of assessed taxes. Client retains the right to choose the attorneys who will represent Contractor and/or Client’s interest regarding any tax assessments and/or litigation.

If a Scope Change Order results in an increase or decrease in the Contract Price, the revised Contract Price (reflecting the increase or decrease as a result of the Scope Change Order) shall

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

exclude all applicable taxes. Client shall reimburse Contractor for all applicable taxes paid by Contractor in accordance with the provisions of this Section 4.2.

4.3 Payment Schedule. Client shall make payments to Contractor in installments, as set forth below.

4.3.1 Appendix B-1 sets forth the Preliminary Schedule of Values for the Project. Within thirty (30) days after the date hereof, Contractor shall submit for Client’s review and approval a detailed schedule of values (“Schedule of Values”) (which shall be consistent with the Preliminary Schedule of Values). Payments shall be made pursuant to the provisions set forth below.

(a) On or before the tenth (10th) day of each month following the month in which the Commencement Date occurs, Contractor shall deliver to Client a Progress Invoice, for the period ended on the last day of the previous month, together with supporting documentation (including the relevant Monthly Progress Report and the value of Work completed since the prior invoice, based on the Schedule of Values) consistent with Contractor’s invoicing practices and waivers and releases of Liens in substantially the forms set forth in Appendix G-1, Appendix G-2 and Appendix G-3, duly executed and acknowledged by Contractor and each Subcontractor that has provided equipment or services to the Contractor having a value in excess of $100,000 through the date of the invoice. Client shall pay Contractor, or cause Contractor to be paid by Financing Parties, ninety-five percent (95%) of the approved amount due on or before the date which is twenty (20) days following the date Client receives such Progress Invoice (each such payment, a “Progress Payment”). The five percent (5%) of approved amounts not paid to Contractor is referred to as “Retainage”. Notwithstanding the foregoing in this Section 4.3.1, with respect to (i) the payment made to Contractor on the date that the Notice to Proceed, if any, is given and (ii) each payment made with respect to the first five Progress Invoices, the Retainage shall be five percent (5%) plus an amount equal to (1/6) x (.05) x the total of Advance Payments made by Client. The accumulated Retainage less one two hundred percent (200%) of the value of the Punch List, less the reasonably estimated value of any Contractor Liens or other Liens or charges that have been filed against all or any part of the Facility or the Facility Site in connection with this Agreement and less liquidated damages payable by Contractor pursuant to Articles 7 and potentially payable by Contractor pursuant to Article 8, if any, shall be paid to Contractor upon achievement of Substantial Completion. Payment Progress Payments shall be made by wire transfer to an account or accounts designated in the Progress applicable Progress Invoice. Late payments will bear interest at the Wall Street Journal prime rate plus five percent (5%).

(b) If there is any dispute about any amount invoiced by Contractor, the amount not in dispute shall be promptly paid as described above, and any disputed amount which is ultimately determined to have been due shall be paid with interest from the date of withholding to the date of payment as set forth in Section 24.1. Client will provide a notice to Contractor within ten (10) days after receipt of Contractor’s invoice concerning any invoiced amounts disputed by Client.

(c) In lieu of all or a portion of any Retainage to be withheld by Client under this Section 4.3.1, Contractor may provide to Client, at any time, one or more irrevocable letters of credit for Client’s benefit (which shall be transferable to the Financing Parties) in an aggregate stated amount of up to the full amount of Retainage withheld to date. Such letter(s) of credit shall secure Contractor’s obligations under this Agreement and shall be drawable from time to time in whole or in part (for an amount necessary to satisfy Contractor’s obligations up to the amount of Retainage required from Contractor at the time of such draw) on demand by Client upon any failure of Contractor to complete Punch List items, or pay liquidated damages when due in accordance with this Agreement, or otherwise comply with its material obligations hereunder. The issuer and terms of the letter(s) of credit shall be reasonably acceptable to Client and Financing Parties, and the letter(s) of credit shall continue in effect until thirty (30) days following Project Completion. Within ten (10) days following the delivery to Client of any such letter(s) of credit, Client shall release and pay to Contractor Retainage (to the extent then withheld from Progress Payments theretofore made by Client), and thereafter, unless the letter(s) of credit is terminated or has expired, Client shall not withhold Retainage from future payments to Contractor until such time as the total Retainage that would otherwise be withheld by Client is equal to or in excess of the aggregate amount available to be drawn under such letter(s) of credit.

4.3.2 Upon Project Completion, pursuant to Section 6.7, Contractor shall submit a statement summarizing and reconciling all previous invoices, payments and Change Orders. Except as provided elsewhere in this Agreement, within twenty-five (25) days of the receipt of such statement, Client shall pay Contractor, or cause Contractor to be paid by Financing Parties, all remaining amounts due.

4.4 Payment Upon Termination.

4.4.1 Upon termination of all or part of the Work pursuant to Section 15.1 or 15.2 (and subject to Section 4.4.2), Contractor shall be entitled, subject to the provisions of Section 4.4.3, to a payment (the “Termination Payment”) consisting of the total of (i) Contractor’s costs incurred in connection with performance by Contractor of Work prior to the date of termination which have not been previously paid by Client, (ii) all documented costs reasonably incurred by Contractor to implement the termination, preserving or protecting the Work, including demobilization and travel costs, (iii) Subcontractors’ termination charges, if any, reasonably incurred as a direct result of the termination and which cannot be reasonably avoided and (iv) a fee equal to fifteen percent (15%) of the total amounts described in (i), (ii) and (iii) above.

4.4.2 Notwithstanding Section 4.4.1, in the event that Client terminates the Work prior to the date that Notice to Proceed has been given by Client, Contractor shall be entitled to retain payments for Work rendered prior to such termination, based on the rates set forth in Exhibit C to the Limited Notice to Proceed. Contractor shall return or refund the portion of payments made to Contractor which are in excess of the value of the Work provided prior to termination, less any cancellation charges owed by Contractor to Subcontractors, vendors, and equipment suppliers. Contractor shall take reasonable steps to cancel all existing subcontracts and purchase orders upon any notice of termination and to mitigate the costs associated with such cancellation. In no event upon termination under this Section 4.4.2, shall Contractor be entitled to additional payment from Client. Client shall be entitled to possession and ownership of any Work product produced by Contractor.

4.4.3 Payment of the Termination Payment. Client shall pay the Termination Payment to Contractor within thirty (30) days of receipt by Client of the items and documentation required under Section 4.4.1 or Section 4.4.2.

4.5 Performance Security. At Client’s election, which (if made) shall be made in writing no later than the date that is seven (7) days before the Notice to Proceed is given, Contractor shall deliver to Client the Performance Security, in the form of Appendix M-1 or Appendix M-2, as applicable. In the event that the Client elects to have Contractor deliver a Parent Guarantee in the form of Appendix M-1, the Contract Price shall be increased by $575,000 as a deemed Scope Change Order. In the event that the Client elects to have Contractor deliver a Performance Bond in the form of Appendix M-2, the Contract Price shall be increased by $1,661,000 as a deemed Scope Change Order. On or before the Commencement Date, Contractor shall deliver to Client any Performance Security required hereunder. Contractor shall cause the Performance Security to remain in force through the Warranty Period (or Extended Warranty Period, if applicable).

ARTICLE 5

Client Services

5.1 Client’s Representative. Client shall designate a representative (the “Client’s Representative”) who shall be available on site for the Project duration. The Client’s Representative shall be acquainted with the Project and shall have authority to administer the Contract Documents on behalf of Client, agree upon procedures for coordinating Client’s efforts with those of Contractor and furnish information, when appropriate, to Contractor.

5.2 Facility Site. Client shall furnish the Facility Site (including all such easements and access rights as necessary to permit Contractor to conduct the Work), which shall be free from Hazardous Materials, and shall make the Facility Site continuously available to Contractor in connection with Contractor’s performance of the Work. Client shall be responsible for obtaining all necessary real property rights for performance of the Work, whether on or off the Facility Site.

5.3 Permits. Client shall secure and maintain, at its expense, the Air Permit for the Facility and all other Applicable Permits necessary for development or operation of the Facility listed in Exhibit 1 of the Scope of Work (the “Client Permits”) as the Client’s responsibility. Client shall cooperate with Contractor to the extent necessary in connection with Contractor’s efforts to obtain the Contractor Permits.

5.4 Operating Personnel. Client or its designee shall provide an adequate number of qualified operators and maintenance personnel to operate the Facility during Startup. Personnel shall be provided on the dates indicated in Appendix A and Appendix C, or on any other date specified by the Contractor and agreed to by Client, provided at least two (2) months’ advance notice is given by Contractor and such date is no earlier than four (4) months before the scheduled commencement of Startup of the Facility. Such personnel shall have sufficient experience as is appropriate for the normal, day-to-day, in-service operation and maintenance of ethanol production facilities, but not necessarily facilities similar to the Facility. Such personnel shall be licensed by Client or its designee, as may be necessary in accordance with state and local regulations prior to being provided to the Contractor. Such personnel shall be trained by Contractor in accordance with this Agreement and will assist Contractor by performing normal operating and maintenance duties in connection with the Startup of the Facility and the successful completion of the Performance Tests and all other tests specified in this Agreement. Client shall provide suitable training facilities if such facilities are not available at the Facility Site. Said personnel will be available to Contractor, as needed, until Project Completion. Contractor shall be responsible for the technical direction and management, with respect to performance testing, of such operating and maintenance personnel prior to Project Completion of the Facility (provided that the personnel are acting under Contractor’s direction). Contractor shall be responsible for Client’s operators and maintenance personnel prior to Provisional Acceptance and otherwise under its direction, other than for the reckless acts and omissions and willful misconduct of such operating and maintenance personnel. Contractor shall only direct Client’s operators and maintenance personnel to take actions that are consistent with the Operating Manuals. The provision of personnel by Client or its designee pursuant to this Section 5.4 shall not relieve Contractor of any of its obligations or liabilities under the Agreement.

5.5 Consumables and Spare Parts. Client shall arrange and pay for the electricity delivered through the permanent and temporary plant electrical system, natural gas fuel, raw water, resins, chemicals, enzymes, yeast and feed stock specified in Appendix A, to be delivered to the Facility in order to enable Contractor to perform the Work in accordance with the terms of this Agreement. Client shall provide at its own expense, after initial charge by Contractor, desiccants, lubricants, and hydraulic fluids as necessary for Contractor to perform the Work. Client shall supply all operating spare parts in accordance with a list supplied by Contractor. (Contractor shall have the right to use Client’s operating spares provided that Contractor shall timely replace any such operating spare parts used to repair or replace failed equipment).

5.6 Client’s Scope. The Client shall be responsible for providing those items specified in Section 16.0 of the Scope of Work (“Client’s Scope”), at the time specified in the Project Schedule, which items shall be free from defects or deficiencies which would materially hinder erection or Startup of the Facility or materially adversely impact Contractor’s cost or time required to perform the Work.

5.7 Other Client Scope.

5.7.1 Prior to initiation of the Work, Client shall provide evidence of funds being available for paying the costs of this Project as further described in Section 2.2(a). In addition, Client shall have the affirmative obligation to pay all amounts due and owing to Contractor, in accord with these Contract Documents. Failure of Client to fund the Project or make payments as provided in this Agreement, shall be a material breach and entitle Contractor to stop Work and/or terminate as provided in this Agreement.

5.7.2 Client shall also provide the office furniture and office equipment for the services building, and lab and maintenance offices, tools and shop equipment (except any special tools required for equipment provided by Contractor), lab equipment and rolling stock.

ARTICLE 6

Completion and Acceptance of Project

6.1 Mechanical Completion. When Contractor determines that all of the requirements for Mechanical Completion have been completed, Contractor and Client shall proceed as follows:

(a) Contractor shall provide written notice to Client that the requirements of Mechanical Completion have been satisfactorily achieved, (the “Notice of Mechanical Completion”).

(b) Within five (5) business days following receipt by Client of such Notice of Mechanical Completion, Client shall notify Contractor in writing whether Contractor has satisfactorily achieved Mechanical Completion.

(c) If Contractor has not satisfactorily achieved the requirements for Mechanical Completion, Client shall specify in such notice to Contractor, in reasonable detail, the reasons for Client’s determination that the requirements for Mechanical Completion have not been satisfactorily achieved. Contractor shall promptly act to correct such deficiencies so as to achieve Mechanical Completion in accordance with the Project Schedule.

(d) If Client fails to respond to Contractor’s Notice of Mechanical Completion within the five (5) day period set forth in Section 6.1(b) above, Mechanical Completion shall be deemed to have been achieved on the date Client received such Notice from Contractor.

(e) Following any such remedial action, Contractor shall deliver to Client a second Notice of Mechanical Completion and the provisions of this Section 6.1 shall apply with respect to such new notice in the same manner as they applied to the original notice.

The foregoing procedure shall be repeated until Mechanical Completion has been satisfactorily achieved as indicated in a written notice from Client.

6.1.1 Punch List. Upon achievement of Mechanical Completion of the Facility, Contractor shall provide the Punch List to Client together with a value for and a schedule for completion of each Punch List item. Client shall, within ten (10) business days of receipt of the Punch List, notify Contractor that it accepts such Punch List or shall otherwise state its reasons for disagreement therewith in reasonable detail; provided, however, that acceptance or rejection thereof shall not relieve Contractor of its liability to complete or correct the Punch List items. Upon Contractor’s completion or correction of each item on the Punch List, Client shall indicate acceptance of such item and make payment to Contractor of the funds held with respect to such item.

6.2 Startup. Contractor shall pursue Startup of the Facility in accordance with Good Practices. Contractor shall, in consultation with Client and its operating personnel, direct the operation of the Facility during Startup in a manner consistent with Good Practices and all Applicable Laws.

6.3 Testing.

6.3.1 Performance Tests.

(a) After Mechanical Completion has been achieved and when the Facility is sufficiently complete so that all systems are capable of safe operation in accordance with Applicable Laws, Good Practices and the Operating Manuals, Contractor shall test the Facility in accordance with Appendix A-1. Contractor shall give Client at least seven (7) days’ (but not more than 10 days’) prior written notice of the date on which Contractor intends to commence the initial Performance Test.  Contractor shall perform and re-perform additional Performance Tests until Substantial Completion is successfully achieved. After Provisional Acceptance is achieved, subject to Section 6.3.1(b) below and Section 6.5.4, Contractor may, without any increase to the Contract Price, take Corrective Action to the Facility and re-perform the Performance Tests for a period of up to one hundred eighty (180) days in order to improve the performance results up to the Performance Guarantees and to reduce Contractor’s liability for amounts payable as Performance Guarantee Payments. An extension of such period may be granted at the Client’s discretion if Client believes that the Contractor is making a good faith effort and demonstrating tangible progress toward achieving the Performance Guarantees. Contractor shall keep the Client’s Representative continuously apprised of the specific schedule, and changes therein, for the commencement and re-performance of Performance Tests. Contractor, at its reasonable discretion, may abort any attempted Performance Test.

(b) “Corrective Action” shall mean materials, tasks and Work necessary or appropriate to make the Facility meet each Performance Guarantee and to achieve Project Completion, including providing assistance to, and coordinating efforts of items within Client’s Scope be the reason, in whole or in part, for not meeting any Performance Guarantee. Corrective Action Work performed by Contractor to the extent required by underperformance of items within Client’s Scope shall be subject to Scope Change pursuant to Article 12.

6.3.2 Disposition of Output. At all times when Contractor desires to conduct Startup, testing, Performance Tests or other operations of the Project or Project systems in furtherance of Performance Tests or repair and maintenance, Client shall, at no expense to Contractor, arrange for the disposition of the Facility’s output of ethanol, wet cake, DDGS and all other outputs in such manner that does not hinder or disrupt Contractor’s Work. Any output of the Facility of ethanol, wetcake, DDGS, and any other outputs and all net proceeds from the sale thereof, shall be the property of Client; provided that such proceeds with respect to any period during which Late Completion Payments are accruing shall offset any Late Completion Payments with respect such period on a dollar-for-dollar basis and the amount of any such Late Completion Payments so offset shall not be considered to be a Late Completion Payment for the purposes of Contractor’s liability limitations pursuant to Section 9.1.

6.4 Report. Contractor’s declaration and report of completion of the Performance Test shall be provided to Client, promptly following completion of each Performance Test.

6.5 Provisional Acceptance.

6.5.1 Requirements. Provisional Acceptance shall be achieved if and only if:

(a) Mechanical Completion of the Facility has been successfully achieved as evidenced by Client’s written notification thereof;

(b) the Facility can be used for the production of ethanol in accordance with all Applicable Laws and all portions of the Facility necessary for the production of ethanol can safely and reliably be placed into operation;

(c) a Performance Test has demonstrated that the Facility has achieved (i) at least [*]% of the Production Guarantee, and (ii) no greater than [*]% of the Consumption Guarantees;

(d) Operating Manuals shall have been provided by Contractor to Client, in final or draft form such that Client can safely operate the Facility in accordance with Good Practices; and

(e) Contractor has paid all accrued Late Completion Payments, subject to Section 7.2.1.

6.5.2 Notice and Report of Provisional Acceptance. When Contractor believes that it has achieved Provisional Acceptance, it shall deliver to Client a notice thereof (the “Notice of Provisional Acceptance”). The Notice of Provisional Acceptance shall contain (i) a report, of the successfully completed Performance Test, in a form with sufficient detail to enable Client to determine whether Provisional Acceptance has been achieved and (ii) the Punch List including a complete description and an estimate of the cost to complete and/or correct each Punch List item.

6.5.3 Achievement of Provisional Acceptance. Client shall, promptly upon receipt of the Notice of Provisional Acceptance, inspect the Facility and all Work completed by Contractor and review the results of the completed Performance Test and report submitted by Contractor. Within five (5) business days of Client’s receipt of the Notice of Provisional Acceptance, Client shall notify Contractor that either:

(a) The requirements under clauses (a) through (e) of Section 6.5.1 have been satisfied and that Provisional Acceptance has been achieved, in which case the date of achievement of Provisional Acceptance shall be the date on which the notice of Provisional Acceptance was provided to Client; or

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

(b) Provisional Acceptance has not been achieved, and stating the reasons therefore, in which case Contractor shall promptly take such action as will achieve Provisional Acceptance. In the event Client fails to provide Contractor notice that it disagrees Provisional Acceptance has occurred within the five (5) business day period provided as above, the Contractor shall be entitled to an extension of the Guaranteed Completion Dates on a day-for-day basis; and

(c) The Punch List is accepted or Client shall advise revisions specifically required to finalize the Punch List.

Following any action taken by Contractor after notice from Client that Contractor failed to successfully achieve Provisional Acceptance, Contractor shall deliver to Client a new Notice of Provisional Acceptance and the provisions of this Section 6.5 shall apply with respect to the new notice in the same manner as they applied to the original notice. Such procedure shall be repeated as necessary until Provisional Acceptance has been successfully achieved.

6.5.4 Risk of Loss. Contractor, at all times prior to Provisional Acceptance, shall bear the risk of physical loss or damage to the Facility, including all materials, equipment and supplies (including temporary materials, equipment and supplies), regardless of whether Client has title thereto. Except as provided in Section 5.4, Contractor is not responsible for loss or damage to the extent caused by the negligent acts or omissions, willful misconduct of Client, its agents and other Subcontractors, or to the extent such loss or damage is directly caused by items within Client’s Scope. Client shall be responsible for such loss or damage including the deductible portion of such loss under Client’s Builder’s Risk insurance, unless such loss is due to Contractors gross negligence in which case Contractor shall be responsible for deductibles up to $100,000.  Upon Provisional Acceptance, Client shall take care, custody and control of the Facility and shall thereafter be solely responsible for operation, maintenance and risk of loss thereof; provided that such transfer shall not limit Contractor’s obligations hereunder (including under Section 6.5.5).

6.5.5 Access Following Provisional Acceptance. After Provisional Acceptance, Contractor shall promptly complete the remaining Work, including Punch List items and modification and (if the Performance Guarantees were not met) retesting of the Work. Contractor shall have reasonable access to the Project and the reasonable cooperation of Client so as to complete the Work and to perform its obligations hereunder. Contractor’s completion of the Work and performance of its obligations shall be accomplished without unreasonably interfering with the operations of the Facility. Any damage to the Facility caused by the Contractor during the conduct of such Work shall be the responsibility of Contractor. With respect to access following Provisional Acceptance, the Parties agree that:

(a) Prior to Substantial Completion, it shall be unreasonable for Client to withhold access to the Project or to otherwise prevent Contractor from performing Work pursuant to this Section 6.5.5, provided that Contractor has given Client at least three (3) days’ prior written notice of the proposed Work, including a description of the Work to be undertaken and any impact such Work is anticipated to have on Client’s ability to operate the Facility during the period of such Work. In performing such Work, Contractor shall use all commercially reasonable efforts to minimize interference with Client’s operation of the Facility.

(b) Following Substantial Completion and before Final Completion, it shall not be unreasonable for Client to withhold access to the Project or to otherwise prevent Contractor from performing Work pursuant to this Section 6.5.5, if (i) Contractor has not given Client at least seven (7) day’s prior written notice of the proposed Work, including a description of the Work to be undertaken and any impact such Work is anticipated to have on Client’s ability to operate the Facility during the period of such Work, and (ii) the Work will not, in the aggregate with any other Work previously conducted pursuant to this Section 6.5.5(b), result in the Facility being shut down (or otherwise result in the Facility’s ability to produce ethanol be reduced by more than 50%) for more than fifteen (15) days. In the event that Client breaches its obligations under this Section 6.5.5(b) by not permitting Contractor to have access to the Site as required pursuant to this Section 6.5.5(b), the Performance Guarantees shall be deemed satisfied. This Section 6.5.5 shall not be applicable with respect to any Work to be provided under Article 10.

6.6 Substantial Completion.

6.6.1 Requirements. Substantial Completion shall be achieved if and only if:

(a) the Facility can be used for the production of ethanol in accordance with all Applicable Laws and all portions of the Facility necessary for the production of ethanol can safely and reliably be placed into operation;

(b) a Performance Test has demonstrated that the Facility, has achieved (i) at least [*]% of the Production Guarantee, (ii) at least [*]% of the Yield Guarantee, and (iii) no greater than [*]% of the Consumption Guarantees;

(c) Contractor has demonstrated (pursuant to an air emissions test performed by an independent air emissions tester in compliance with the air emissions test protocol set forth in Appendix A-1, that the Project can operate within the current air emissions limits described in the Air Permit while demonstrating achievement of the requirements stated in Section 6.6.1(b) above; and

(d) Contractor has paid all accrued Late Completion Payments, subject to Section 7.2.2.

6.6.2 Notice and Report of Substantial Completion. When Contractor believes that it has achieved Substantial Completion, it shall deliver to Client a notice thereof (the “Notice of Substantial Completion”). The Notice of Substantial Completion shall contain (i) a report, including the results of the completed Performance Test, in a form with sufficient detail to enable Client to determine whether Substantial Completion has been achieved and (ii) the updated Punch List including a complete description and an estimate of the cost to complete and/or correct each remaining Punch List item.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

6.6.3  Achievement of Substantial Acceptance. Client shall, promptly upon receipt of the Notice of Substantial Completion, inspect the Facility and all Work completed by Contractor and review the results of the completed Performance Test and report submitted by Contractor. Within five (5) business days of Client’s receipt of the Notice of Substantial Completion, Client shall notify Contractor that either:

(a) the requirements under clauses (a) through (d) of Section 6.6.1 have been satisfied and that Substantial Completion has been achieved, in which case the date of achievement of Substantial Completion shall be the date on which the notice of Substantial Completion was provided to Client; or

(b) Substantial Completion has not been achieved, and stating the reasons therefore, in which case Contractor shall promptly take such action as will achieve Substantial Completion. In the event Client fails to provide Contractor notice that it disagrees Substantial Completion has occurred within the five (5) business day period provided as above, the Contractor shall be entitled to an extension of the Guaranteed Completion Dates (other than the Guaranteed Provisional Acceptance Date) on a day-for-day basis and an equitable adjustment to the Contract Price in accordance with Article 12; and

(c) the Punch List is accepted or Client shall advise revisions specifically required to update the Punch List.

Following any action taken by Contractor after notice from Client that Contractor failed to successfully achieve Substantial Completion, Contractor shall deliver to Client a new Notice of Substantial Completion and the provisions of this Section 6.6 shall apply with respect to the new notice in the same manner as they applied to the original notice. Such procedure shall be repeated as necessary until Substantial Completion has been successfully achieved.

6.7 Project Completion.

6.7.1 Requirements. Project Completion shall be achieved if and only if:

(a) Substantial Completion has been achieved and continues to be achieved;

(b) a Performance Test has demonstrated that the Facility, has achieved (i) at least [*]% of the Production Guarantee, (ii) at least [*]% of the Yield Guarantee, and (iii) no more than [*]% of the Consumption Guarantees, or has made Performance Guaranty Payments, as calculated in accordance with Appendix A-2;

(c) Contractor has demonstrated (pursuant to an air emissions test performed by an independent air emissions tester in compliance with the air emissions test protocol set forth in Appendix A-1, that the Project can operate within the current air emissions limits described in the Air Permit while demonstrating achievement of the requirements stated in Section 6.7.1(b) above; and

(d) all Punch List items have been completed; and

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(e) Contractor has delivered as-built drawings and all final documents other than those that are to be delivered within sixty (60) days of Project Completion in accordance with Section 17.3;

(f) Contractor has provided the final waivers and releases of Liens in substantially the forms set forth in Appendices G-1 and G-3 (as applicable), duly executed and acknowledged by Contractor and each Subcontractor.

6.7.2 Notice and Report of Project Completion. When Contractor believes that it has achieved Project Completion, it shall deliver to Client a notice thereof (the “Notice of Project Completion”). The Notice of Project Completion shall contain a report, including the results of the completed Performance Test and with sufficient detail to enable Client to determine whether Project Completion has been achieved.

6.7.3 Achievement of Project Completion. Client shall, within ten (10) business days following receipt of the Notice of Project Completion, inspect the Facility and all Work and either:

(a) Deliver to Contractor a notification that the requirements under clauses (a) through (f) of Section 6.7.1 have been satisfied and that Project Completion has been achieved, in which case the date of achievement of Project Completion shall be the date on which Contractor provides the Notice of Project Completion to Client; or

(b) Notify Contractor that Project Completion has not been achieved, stating the reasons therefore, in which case Contractor shall promptly take such action as will achieve Project Completion.

Such procedure shall be repeated as necessary until Project Completion has been achieved.

ARTICLE 7

Completion Dates

7.1 Guaranteed Completion Dates. Provided the Notice to Proceed is executed and received by Contractor on or before September 1, 2006 (but no earlier than the date that is sixty (60) days after the Limited Notice to Proceed is executed and received by Contractor), Contractor guarantees that (i) Provisional Acceptance will be achieved on or before the Guaranteed Provisional Acceptance Date, and (ii) Substantial Completion will be achieved on or before the Guaranteed Substantial Completion Date, (iii) Project Completion will be achieved on or before the Guaranteed Project Completion Date. In the event Notice to Proceed is received after September 1, 2006, but on or before November 1, 2006, the Guaranteed Completion Date and Contract Price shall be equitably adjusted in accordance with Section 12. In the event that Notice to Proceed is not issued on or before November 1, 2006, then Contractor may terminate this Agreement and Client shall pay Contractor such amount as is provided by the terms of Section 4.4.

7.2 Late Completion Payments.

7.2.1 Late Provisional Acceptance. If Provisional Acceptance does not occur on or before the Guaranteed Provisional Acceptance Date, Contractor shall pay to Client, as liquidated damages and not as a penalty, an amount of $[*] per calendar day or part thereof (such payment, together with the payments described in Section 7.2.2, the “Late Completion Payments”), for each calendar day by which Provisional Acceptance is later than the Guaranteed Provisional Acceptance Date, subject to the limitation set forth in Section 9.1. Provisional Acceptance shall not be withheld because of disputed Late Completion Payments provided that Contractor agrees to supply a letter of credit in the amount of such disputed Late Completion Payments in a form and from a financial institutional reasonably acceptable to Client.

7.2.2 Late Substantial Completion. If Substantial Completion does not occur on or before the Guaranteed Substantial Completion Date, Contractor shall pay to Client, as liquidated damages and not as a penalty, Late Completion Payments in an amount of $[*] per calendar day or part thereof, for each calendar day by which Substantial Completion is later than the Guaranteed Substantial Completion Date, subject to the limitation set forth in Section 9.1; provided, however, that Late Completion Payments pursuant to this Section 7.2.2 shall not accrue during any period during which both (x) the Project has achieved at least [*]% of each of the Production Guarantee and Yield Guarantee and no more than [*]% of the Consumption Guarantees and (y) the state permits Client to operate the Facility on an unrestricted basis. Substantial Acceptance shall not be withheld because of disputed Late Completion Payments provided that Contractor agrees to supply a Letter of Credit in the amount of such disputed Late Completion Payments and in a form and from a financial institutional reasonably acceptable to Client.

7.2.3 Payments Reasonable. Client and Contractor hereby acknowledge and agree that the terms, conditions and amounts fixed pursuant to Section 7.2 for Late Completion Payments are reasonable, considering the reduction in value of the Project to Client and the actual costs that Client will incur and other losses that Client will sustain in the event of Contractor’s failure to achieve Provisional Acceptance by the Guaranteed Completion Dates. The amounts of these payments are agreed upon and fixed by the Parties as liquidated damages because of the difficulty of ascertaining the exact amount of reduction in value, costs and other losses that will be actually incurred by Client in such event, and the Parties hereby agree that the payment amounts specified herein are not penalties and shall be applicable regardless of the amount of such reduction in value, costs and other losses actually incurred by Client. The payment of any Late Completion Payments shall not affect Client’s rights to (i) terminate the Agreement pursuant to Article 15 or (ii) receive liquidated damages pursuant to Article 8.

7.2.4 Payment. Contractor shall pay the amounts required under this Section 7.2 on or before the fifth (5th) day of each month for amounts due with respect to delays that occurred during the preceding calendar month. As set forth in Section 6.3.2, any net revenues received by Client prior to Provisional Acceptance or between Provisional Acceptance and prior to Substantial Completion shall be applied against and shall reduce the amount of any Late Completion Payments.

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7.2.5 Exclusive Remedy. Payment of the Late Completion Payments shall constitute the sole and exclusive remedy of Client and Financing Parties, and the sole and exclusive liability of Contractor, for failure of Contractor to timely meet its guarantee set forth in Section 7.1, except as provided in Section 8.1 and the remedies available to Client following termination of this Agreement pursuant to Section 15.3(b)(vii).

7.3 Early Completion Bonus. If Substantial Completion occurs on or before the date that is sixty (60) days after the Guaranteed Provisional Acceptance Date, Client shall pay to Contractor, as an Early Completion Bonus, an amount of $[*] per calendar day (the “Early Completion Payments”); provided that in no event shall the bonus exceed $[*]. Notwithstanding the foregoing, (a) it shall be a condition to the payment of any such Early Completion Payments that Project Completion shall have been achieved, and (b) Contractor acknowledges and agrees that the Early Completion Payments shall be subject and subordinate to Client’s debt payments to any Financing Parties. If Client does not pay the Early Completion Bonus within thirty (30) days of Project Completion, late payments shall accrue at the rate of the Wall Street Journal prime rate plus five percent (5%). To the extent earned and subject to the immediately preceding sentence, payment of any Early Completion Payments shall be made within ten (10) days following the date of Project Completion.

ARTICLE 8

Project Guarantees and Remedies

8.1 Performance Guarantees.

8.1.1 General. Contractor guarantees that the Project will successfully achieve all the Performance Guarantees referred to in Appendix A-2 (the “Performance Guarantees”). If the Project fails to achieve the Performance Guarantees, and to the extent such failure is not caused by defect or deficiency items within Client’s Scope, Contractor shall pay Client as liquidated damages, and not as penalties, the amounts calculated in accordance with the terms set forth in this Article 8 (the “Performance Guarantee Payments”). Provided that Substantial Completion has been achieved by the Guaranteed Project Completion Date, Contractor’s sole and exclusive liability to Client and Financing Parties for, and Client’s and Financing Parties’ sole and exclusive remedy with respect to, failure of the Facility to achieve the Performance Guarantees shall be limited to the payment of the Performance Guarantee Payments described in Appendix A-2, subject to the limitation set forth in Section 9.1; provided that payment of such amounts shall not limit Contractor’s other obligations under the Agreement.

8.2 Payments Reasonable. Client and Contractor hereby acknowledge and agree that the terms, conditions and amounts fixed pursuant to this Article 8 are reasonable, considering the actual reduction in the value of the Facility, increased costs, reduced revenues and other losses that Client may sustain in the event of Contractor’s failure to achieve the Performance Guarantees. The amounts of these payments are agreed upon and fixed by the Parties as liquidated damages because of the difficulty of ascertaining the exact amount of such reduction in value, increased costs, reduced revenues and other losses that will actually be sustained by Client in the event of any such failure by Contractor, and the Parties hereby agree that the payment amounts specified herein are not penalties and shall be applicable regardless of the

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amount of such reduction in value, increased costs, reduced revenues and other losses actually sustained by Client. The payment of any Performance Guarantee Payments shall not affect Client’s rights to (i) terminate the Agreement pursuant to Article 15 or (ii) receive damages pursuant to Section 7.2.

8.3 Payment. Contractor shall pay to Client all amounts required under this Article 8 within thirty (30) days of the expiration of the period agreed for Corrective Action pursuant to Section 6.3.1.

8.4 Exclusive Remedy. Provided that Substantial Completion has been achieved, payment of Performance Guarantee Payments and fulfillment of the other remedies specified in this Article 8 shall constitute the sole and exclusive remedy of Client and Financing Parties and the sole and exclusive liability of Contractor, for failure of Contractor to meet the Performance Guarantees set forth in this Article 8.

ARTICLE 9

Liability and Damages

9.1 Limitation of Liability for Articles 7 and 8 Payments. In no event shall Contractor’s liability to Client and Financing Parties under the Contract Documents for (a) Late Completion Payments exceed in the aggregate [*]% of the Contract Price, or (b) Performance Guarantee Payments exceed in the aggregate [*]% of the Contract Price. Contractor’s total aggregate liability for Late Completion Payments and Performance Guarantee Payments shall not exceed [*]% of the Contract Price.

9.2 Consequential Damages. Except to the extent the liquidated damages provided for in Article 7 or Article 8 for Late Completion Payments or Performance Guarantee Payments may be construed to cover such damages, in no event shall Client, Financing Parties, or Contractor, or any of their contractors, subcontractors, or agents be liable for loss of anticipated profit or revenue; loss of profits or revenue; loss of use; loss of opportunity; loss of goodwill; cost of substitute facilities, goods, or services; cost of capital; governmental and regulatory penalties or sanctions imposed due to circumstances beyond the reasonable control of the entity that causes such penalty or sanction; and claims of customers; or for any special, indirect, exemplary, incidental, punitive, or consequential loss or damage, whether in contract, tort (including negligence), warranty, strict liability or any other legal theory. Notwithstanding the prior sentence, neither the costs incurred by Contractor to complete the Work nor the profit and overhead on such costs shall be considered consequential.

9.3 Aggregate Liability of Contractor.

(a) Notwithstanding anything to the contrary contained in the Contract Documents, Contractor’s total aggregate liability under or in connection with this Agreement, the performance of the Work or breach of this Agreement shall not (i) prior to Provisional Acceptance exceed 100% of the Contract Price, and (ii) subsequent to Provisional Acceptance exceed 30% of the Contract Price. This limitation shall apply

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regardless of the theory of recovery and regardless of whether liability arises in tort or contract, at law or in equity.

(b) The foregoing limitations of liability shall not apply to liability for (i) breach of Contractor’s obligations to ensure no Liens, (ii) Contractor’s indemnities for Hazardous Substances brought to the Facility Site by Contractor or its Subcontractors or other workers under their control, (iii) fraud or willful misconduct by Contractor or its Subcontractors or other workers under their control, (iv) Contractor’s indemnities for death, bodily injury and third party property damages or (v) breach of Contractor’s obligations under Section 2.3, and in each such case the aggregate liability limit shall be 100% of the Contract Price. The foregoing limitations of liability shall in no way limit (vi) any right to insurance proceeds Client may have as a result of its status as “additional insured” on any policy of insurance supplied by Contractor pursuant to this Agreement, or (vii) Contractor’s obligations under Article 10.

9.4 Applicability of Disclaimers. Except to the extent prohibited by law, the waivers and disclaimers of liability, releases from liability, limitations on liability, indemnities, and exclusive remedy provisions set forth in this Agreement shall apply and shall be valid and enforceable even in the event of the fault, tort (including negligence, whether in whole or in part), breach of contract, breach of warranty, indemnity, strict liability, or any other basis of liability of the party for whose benefit such provisions operate and shall extend to the officers, directors, shareholders, employees, affiliates, licensors, agents, Subcontractors, and vendors of such party.

9.5 Precedence and Survival. The rights and remedies expressly provided in this Agreement are the sole and exclusive rights and remedies of the Parties to this Agreement for the liabilities of such Parties arising out of or in connection with the Work or this Agreement, notwithstanding any remedy otherwise available at law or in equity.

9.6 Survival. The provisions of this Article 9 shall prevail over any conflicting or inconsistent provisions set forth elsewhere in this Agreement and shall survive the expiration or termination of this Agreement.

ARTICLE 10

Warranties and Guarantees of Contractor

10.1 Warranties and Guarantees. The warranties and guarantees in this Article 10 are in addition to the guarantees of Contractor set forth in Article 7 (Completion Date) and Article 8 (Project Guarantees and Remedies).

10.1.1 Materials. Contractor warrants and guarantees that all machinery, equipment, materials, systems, supplies and other items comprising the Work will be new and free from defective design, workmanship and materials and will meet all requirements of the Contract Documents and all Applicable Laws and Governmental Authorizations in effect at Project Completion; provided, that Contractor does not warrant and expressly disclaims all warranties, express or implied for items within Client’s Scope.

10.1.2 Engineering and Construction. Contractor warrants and guarantees that it will perform all of its design, engineering and construction Work in a good and workmanlike manner and in accordance with the provisions of the Contract Documents and all Applicable Laws and Governmental Authorizations in effect at Project Completion.

10.1.3 Qualifications. Contractor represents and warrants that it and its Subcontractors are, and shall be at all times, fully qualified and capable of performing the Work and completing the Project in accordance with the terms of the Agreement.

10.1.4 Corrections. If, during the one (1) year period following Provisional Acceptance (the “Warranty Period”), Client promptly notifies Contractor of any defects or deficiencies in the Work as warranted by the terms of this Article 10 and if Client promptly provides Contractor access to the site to inspect, repair and replace such defect or deficiency, Contractor shall (a) re-perform any of such defective Work, at no additional cost to Client, to correct any such errors, omissions, defects or deficiencies and (b) in the case of any defective machinery, equipment, materials, systems, supplies or other items, shall repair or replace the same at Contractor’s option. Client’s notice of any such defect or deficiency shall be delivered to Contractor as soon as practicable following Client’s discovery thereof. Contractor’s obligations under this Section 10.1.4 shall include removal, repair and replacement of non-conforming portions of the Work, machinery, equipment, materials, systems, supplies or other items, as well as uncovering, removal, recovering and replacement of other portions of the Work, machinery, equipment, materials, systems, supplies or other items as may be necessary to gain access to the non-conforming Work, machinery, equipment, materials, systems, supplies or other items. If any defective machinery, equipment, materials, systems, supplies or other items are repaired or replaced during the Warranty Period, the warranty for such replaced equipment or materials shall be extended until the date which is one (1) year after the date of repair or replacement but not to exceed two (2) years after Provisional Acceptance (the “Extended Warranty Period”). The duties, liabilities and obligations of Contractor under this Section 10.1 do not extend to any repairs, adjustments, alterations, replacements or maintenance of materials as a result of (i) the failure of Client to operate and maintain the Facility in accordance with the Operating Manuals, Supplier instructions or Good Practice, (ii) material alteration or modification performed without Contractor’s consent or (iii) which are required as a result of normal wear and tear in the operation of the Facility.

10.1.4.1 Client, without cost to Contractor, shall provide working access to the Facility, including disassembling, removing, replacing and reinstalling any equipment, materials or structures not furnished by Contractor to the extent necessary for Contractor to perform its warranty obligations. Client shall, at Client’s expense, furnish at the request of the Contractor, personnel (to the extent available and not inconsistent with job classifications) and, facilities, to the extent available at the Facility Site, to assist Contractor in any repair or replacement pursuant to its warranty obligations. Subject to Client’s security requirements and during normal business hours, Client shall allow Contractor the opportunity to review operating and maintenance records relating to the Facility and shall provide Contractor’s representatives reasonable access to the Facility Site for the purpose of observing the equipment and the operation and maintenance thereof.

10.1.4.2 If, after notification of any such defect or deficiency, Contractor shall delay or fail to commence, continue or complete the correction of such defect or deficiency in accordance with the agreed schedule (which shall be appropriate given the nature of the defect or deficiency), then Client may correct such defect and Contractor shall be liable for all costs, charges and expenses incurred by Client in connection with such repair or replacement and shall immediately pay to Client an amount equal to such costs, charges and expenses, together with any other amounts owing to Client hereunder, upon receipt of invoices from Client, and the Warranty Period shall be extended with respect to such items as though Contractor had made such repair pursuant to Section 10.1.4.

10.2 Standard of Performance. Without limiting any other provision of the Agreement, (a) Contractor shall perform the Work in accordance with and consistent with Good Practices and Applicable Laws, and (b) the Facility shall be constructed and erected (i) in a good workmanlike manner, and (ii) using principles, criteria and standards generally accepted for use by an experienced contractor in the region in which the Facility is located and in connection with ethanol production facilities of the same or similar size, type, and complexity as the Facility (when operated and maintained in accordance with the Operating Manuals and manufacturers’ instructions and Good Practices).

10.3 No Liens or Encumbrances. To the extent Contractor has been paid in accordance with this Agreement, Contractor warrants and guarantees that title to the Facility and the Work, materials, machinery, systems, supplies and equipment provided in connection with the Project (except for items within Client’s Scope) shall pass to Client free and clear of all Liens, claims, security interests and other encumbrances; and that none of such Work, materials, machinery, systems, supplies or equipment shall be acquired by Contractor subject to any agreement under which a security interest or other lien or encumbrance is retained by any Person.

10.4 Limitation of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.1, THERE ARE NO WARRANTIES OR GUARANTEES EXPRESS OR IMPLIED RELATING TO THE WORK, MACHINERY, EQUIPMENT, MATERIALS, SYSTEMS, SUPPLIES OR OTHER ITEMS AND CONTRACTOR DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OTHER THAN WARRANTIES OF TITLE. EXCEPT AS PROVIDED IN SECTION 10.1.4.2, PERFORMANCE BY CONTRACTOR OF ITS OBLIGATIONS UNDER SECTION 10.1.4 SHALL BE CLIENT’S EXCLUSIVE REMEDY AND CONTRACTOR’S SOLE LIABILITY FOR ANY DEFECTS OR DEFICIENCIES IN THE WORK, MACHINERY, EQUIPMENT, MATERIALS SYSTEMS, SUPPLIES OR OTHER ITEMS.

ARTICLE 11

Force Majeure

11.1 Force Majeure Event. As used in this Agreement, a “Force Majeure Event” shall mean any act or event that prevents the affected Party from performing its obligations under this Agreement if such act or event is beyond the reasonable control of and not the fault of the affected Party. A Force Majeure Event shall include, but not be limited to, the following events:

war, lightning, earthquake, fire, volcanic eruption, landslide, typhoon, hurricane, flood, tornado, other unusually severe weather, explosion, strikes or labor disputes (but expressly excluding any strikes or labor disputes involving only employees or other direct labor of Contractor or its Subcontractors at the Facility Site), civil disturbance, act of God or the public enemy, or action of a court or public authority (provided that if a claim of Force Majeure event asserts an unreasonable delay or inaction of a public authority, such delay, action or inaction shall only be a Force Majeure event, if proper and timely application therefore was made, taking into account all facts and circumstances after due investigation into the time required for such requested action, payments of all necessary fees and charges was made, and diligent and customary pursuit of the application was made). The following events are explicitly excluded from Force Majeure Events and are solely the responsibility of the affected Party: (a) late delivery of equipment or materials (unless caused by a Force Majeure Event), (b) economic hardship, or (c) nonperformance or delay by Subcontractors (unless caused by a Force Majeure Event).

11.2 Excused Performance. Except for payment obligations accruing in accordance with this Agreement for Work that is not affected by a Force Majeure Event, if either Party is rendered wholly or partially unable to perform its obligations under the Agreement because of a Force Majeure Event, that Party will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided that:

(a) The affected Party, within five (5) business days after becoming aware of the occurrence of a Force Majeure Event, gives the other Party written notice describing the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of such Party’s obligations, and thereafter continues to furnish timely regular reports with respect thereto during the continuation of the Force Majeure Event and the effects thereof;

(b) The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(c) No liability of either Party for an event which arose before the occurrence of the Force Majeure Event shall be excused as a result of the occurrence, except that the obligation for any on-going Late Completion Payments shall cease during the delay caused by the Force Majeure Event; and

(d) The affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party; provided, however, notwithstanding anything in this Agreement to the contrary, the affected Party shall not be obligated to accelerate its Work or otherwise incur costs which would not normally be incurred in performance of the Work in order to overcome any delay due to a Force Majeure Event, unless such Party is compensated for the costs resulting from such acceleration in accordance with Article 12.

The Parties shall execute a Change Order pursuant to Article 12 to equitably adjust the Contract Price and Project Schedule as a result of each Force Majeure Event.

ARTICLE 12

Scope Changes

12.1 Scope Changes. Client, without invalidating this Agreement, may order Scope Changes to the Work, where one or more of the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule or the Project Guarantees and other such parts of this Agreement as may be affected by such Scope Change shall be adjusted as necessary. If Client decides not to issue a Scope Change after having requested one, unless such Scope Change Request is issued in response to a Contractor Scope Change Order Notice as set forth in Section 12.2.2 below, Contractor shall be entitled to reasonable compensation for providing any engineering services in responding to Client’s Scope Change Request. Such reasonable compensation shall be determined in accordance with Appendix K.

12.2 Procedure for Scope Changes.

12.2.1 As soon as reasonably possible, but in no event later than fifteen (15) days after Contractor becomes aware of any circumstances which Contractor has reason to believe may constitute a Scope Change, Contractor shall issue to Client a Scope Change Order Notice at Contractor’s expense. All Scope Change Order Notices shall include preliminary documentation sufficient to enable Client to determine (i) the factors necessitating the possibility of a Scope Change; (ii) the impact which the Scope Change is likely to have on the Contract Price; (iii) the impact which the Scope Change is likely to have on scheduling and the Guaranteed Completion Dates; and (iv) any other adjustments to this Agreement which Contractor believes should be made as a result of the Scope Change.

12.2.2 If Client desires to make a Scope Change in response to a Scope Change Order Notice or otherwise, it shall submit a Scope Change Order Request to Contractor. Contractor shall promptly review the Scope Change Order Request and notify Client promptly in writing of the options for implementing the proposed Scope Change (including, if possible, any option that does not involve an extension of time) and the effect, if any, each such option would have on the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule, or the Project Guarantees, or any other such part of this Agreement as may be affected. The preparation and provision of information to Client in response to Scope Change Order Request shall be at Contractor’s expense if such Scope Change Order Request is issued in response to a Scope Change Order Notice issued by Contractor.

12.2.3 If a Scope Change is in order, Client shall issue a Scope Change Order, in which event the Contractor’s response to a Scope Change Order Request pursuant to Section 12.2.2 shall be binding on Contractor. In the event Client disagrees with Contractor’s statement of the effect of such Scope Change on any one or more of the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule, the Project Guarantees, or any other such part of this Agreement as may be affected, Client may proceed to issue the Scope Change Order in accordance with Section 12.7.

12.2.4 Client shall issue a Scope Change Order for each Scope Change.

12.3 Scope Changes Due to Contractor Error. Except as provided in Sections 12.4, 12.5, 12.6 or 12.7, no Scope Change Order shall be issued and no adjustment of any one or more of the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule or the Project Guarantees shall be made in connection with any delay, failure of performance, correction of errors, omissions, deficiencies or improper or defective Work, machinery, equipment, materials, systems, supplies or other items on the part of Contractor or any Subcontractor in the performance of the Work or provisions of, or delay in provisions of machinery, equipment, materials, systems, supplies or other items by Contractor or any Subcontractor, or any failure of Contractor or any Subcontractor to comply with the Agreement.

12.3.1 To the extent any delay or failure of performance was concurrently caused by Client and Contractor, Contractor shall be entitled to an adjustment of the Contract Price, the Project Schedule and Guaranteed Completion Dates for only that portion of the critical path delay that was due to Client, provided that Contractor submits a proper Scope Change Order Notice in accordance with Section 12.2.1.

12.4 Scope Changes Due to Changes in Law. Any changes in Applicable Laws enacted after the Effective Date of this Agreement which Contractor believes may constitute a Scope Change, shall entitle Contractor to request equitable adjustments to the Contract Price, Project Schedule and other obligations under this Agreement by issuance of a Scope Change under Section 12.2.

12.5 Effect of Force Majeure Event. Subject to the final sentence of Section 11.2, in the event and to the extent that a Force Majeure Event affects Contractor’s ability to meet the Guaranteed Completion Dates, the Payment Schedule or the Project Schedule, an equitable adjustment in one or more of the Guaranteed Completion Dates, the Payment Schedule and the Project Schedule shall be made. Subject to the final sentence of Section 11.2, in the extent a Force Majeure Event adversely impacts Contractor’s cost of performance of the Work, such event shall be treated as a Scope Change and an equitable adjustment in one or more of the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule and the Contract Price shall be made. To the extent Contractor cannot reasonably redeploy labor or equipment, reasonable standby and mobilization/remobilization costs incurred by Contractor resulting from any such delay shall be reimbursed to Contractor monthly as such costs are incurred.

12.6 Client-Caused Changes. In the event and to the extent (a) a failure of Client to perform, or cause performance of, its obligations in accordance with this Agreement (including any defects or deficiencies in items within Client’s Scope or interference by Client or others for whom Client is responsible) or (b) damage to or destruction of any Work caused by Client, causes a material delay in Contractor’s performance of the Work which impairs Contractor’s ability to meet the Guaranteed Completion Dates or the Project Guarantees, or materially and adversely impacts Contractor’s cost of performance of the Work, an equitable adjustment in one or more of the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule, or the Contract Price and/or any other such part of this Agreement as may be affected shall be made pursuant to this Article 12. To the extent Contractor cannot reasonably redeploy labor or equipment, reasonable standby and mobilization/remobilization costs incurred by Contractor resulting from any such delay shall be reimbursed to Contractor monthly as such costs are incurred.

12.7 Effectiveness; Continued Performance Pending Resolution of Disputes. If a Scope Change is initiated under this Article 12, then the Scope Change and the modifications made pursuant to such Scope Change shall be effective upon issuance by Client of a Scope Change Order with respect thereto. Notwithstanding a Dispute regarding any proposed or requested Scope Change, or any adjustment of one or more of the Contract Price, the Guaranteed Completion Dates, the Project Schedule, the Project Guarantees, or any other such part of this Agreement as may be affected with respect to a Scope Change, pending final resolution of such Dispute (including pursuant to Article 20), Contractor shall proceed with the performance of such Scope Change promptly following Client’s execution of the corresponding Scope Change Order.

12.8 Documentation. All claims by Contractor for adjustments pursuant to a Scope Change to one or more of the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule, the Project Guarantees, or any other such part of this Agreement as may be affected as a result of Scope Changes under this Article 12 shall be supported by such documentation as is reasonably sufficient for Client to determine the accuracy thereof.

12.9 Scope Change Order Constitutes Complete Relief. Except for aggregate impacts which are either unknown, or despite the exercise of reasonable diligence would not be known at the time of execution of a Scope Change Order, any Scope Change Order agreed to between the Parties shall constitute full compensation to Contractor for all claims for cost for direct, indirect, labor, temporary construction failures, job site, or home office overhead, stacking of trades, inefficiencies, impacts or any other cost of any kind or nature; and in the event the Scope Change Order adjusts the Guaranteed Completion Dates, the executed Scope Change Order constitutes complete relief to Contractor for schedule impacts for all events giving rise to the Scope Change Order.

ARTICLE 13

Indemnification

13.1 General Indemnification.

13.1.1 Contractor’s General Indemnification Obligation. Contractor shall defend, indemnify and hold harmless Client, Lenders and their subsidiaries and affiliates and the directors, officers, employees, agents, successors, and permitted assigns of each of them (the “Client Indemnified Parties”) from and against all liabilities, claims, damages, losses and expenses, including reasonable attorneys’ fees directly related thereto (for purposes of this Article 13, the “Claims”) for (i) bodily injury to or death of any person, including Contractor’s and Subcontractor’s employees, and (ii) for loss or damage to the property of third parties, but only to the extent caused by the negligence or willful misconduct of Contractor or its Subcontractors, or anyone for whose acts they are liable in connection with activities under this Agreement. For purposes of this Section 13.1.1, the Work, Facility, and Project, as defined in this Agreement, shall not be construed as third party property.

13.1.2 Client’s General Indemnification Obligation. Client shall defend, indemnify and hold harmless Contractor and its subsidiaries and affiliates and the directors, officers,

 employees, agents, successors, and permitted assigns of each of them (the “Contractor Indemnified Parties”) from and against all Claims for (i) bodily injury to or death of any person, including Client’s employees, and (ii) for loss or damage to the property of third parties, but only to the extent caused by the negligence or willful misconduct of Client or anyone for whose acts they are liable in connection with activities under this Agreement.

13.1.3 Applicable Laws and Taxes.

13.1.3.1 Client shall defend, indemnify and hold harmless Contractor from and against all Claims to the extent caused by (a) Client’s failure to comply with Applicable Laws or (b) Client’s failure to pay taxes arising out of this Agreement

13.1.3.2 Contractor shall defend, indemnify and hold harmless Client Indemnified Parties from and against all Claims to the extent caused by (a) Contractor’s failure to comply with Applicable Laws or (b) Contractor’s failure to pay taxes relating to Contractor’s income or other taxes required to be paid by Contractor without reimbursement under this Agreement arising out of or in connection with this Agreement or performance by Contractor or any of its Subcontractors of the Work under this Agreement.

13.1.4 Hazardous Materials.

13.1.4.1 Client Indemnification. Client shall defend, indemnify and hold harmless the Contractor Indemnified Parties and each Subcontractor, and the affiliates, subsidiaries, and subcontractors of each of them, and the directors, officers, employees, successors and permitted assigns of each of them from and against all Claims, resulting from (a) the presence of any Hazardous Material on, or the release of any Hazardous Material on or from, the Facility Site prior to the commencement by Contractor of performance of the Work, (b) the introduction of any Hazardous Material (other than pursuant to this Agreement) at, on or into the Facility Site after the commencement of the Work other than to the extent Contractor would be required to indemnify Client Indemnified Parties pursuant to Section 13.1.4.2 below, and (c) after Provisional Acceptance, Hazardous Materials which are by-products of the normal operation of the Facility; provided, that Client shall not be obligated to provide such to the extent that the damages are a result of Contractor’s or a Subcontractor’s failure to comply with Applicable Laws.

13.1.4.2 Contractor Indemnification. Contractor shall defend, indemnify and hold harmless Client Indemnified Parties from and against all Claims resulting from (a) any Hazardous Material that has been brought onto the Facility Site by Contractor or any Subcontractor or any person acting on behalf of, or under the direction or supervision of, Contractor or Subcontractor for the purpose of performing the Work, (b) Contractor’s or a Subcontractor’s failure to comply with Applicable Laws.

If Contractor encounters any pre-existing Hazardous Materials at the Facility Site of the type described in Section 13.1.4.1(a) above, and knows or reasonably should have known that such materials are Hazardous Materials, Contractor shall immediately stop Work in the affected area and notify Client. If under such circumstances, Contractor fails to stop Work and notify Client or takes any affirmative action which results in the additional release of such Hazardous

Materials Contractor shall be responsible and liable for and shall indemnify Client Indemnified Parties against all Claims resulting from such failure or affirmative action.

13.1.5 No Indemnity of Party at Fault. Nothing contained herein shall obligate any party specified in this Article 13 to indemnify or hold harmless any other party, its assigns or any of their respective directors, officers, or employees from any Claim to the extent such Claim is caused by the negligence or willful misconduct of the party seeking indemnification.

13.1.6 Conditions. Each party’s obligations with respect to Claims and suits covered by this Section 13.1 are subject to the conditions that (a) the indemnitee gives the indemnitor reasonably prompt written notice of any such claim or suit, (b) the indemnitee cooperates in the defense of any such claim or suit, and (c) the indemnitor has sole control of the defense and settlement to the extent of the indemnitor’s liability for any such claim or suit; provided, that the indemnitor shall not settle any suit for which it is providing an indemnity under this Article 13 without the prior consent of the indemnitee, such consent not to be unreasonably withheld so long as such settlement completely discharges or releases the indemnifiable claims against the indemnitee and, if Client is the indemnitee, does not impose by way of consent decree, injunction or otherwise any restraint or limitation on operation or use of the Facility.

13.2 Intellectual Property Infringement.

13.2.1 Patent and Copyright Indemnification. Contractor shall defend, indemnify and hold harmless Client Indemnified Parties from and against all Claims, arising from any claim or legal action for unauthorized disclosure or use of any trade secrets, or of patent, copyright or trademark infringement arising from Contractor’s performance, or that of its Subcontractors, of the Work, that either (a) concerns any equipment, materials, supplies, or other items furnished by Contractor or any Subcontractor under this Agreement, or (b) is based upon or arises out of the design or construction and use of any item specified by Contractor under this Agreement.

13.2.2 Contractor’s Responsibility for Litigation. If such claim or legal action for such infringement results in a suit against any of the Client Indemnified Parties, Contractor shall, at its election and in the absence of waiver of this indemnity by the affected Client Indemnified Parties, have sole charge and direction of such suit in said Client Indemnified Parties’ behalf and Contractor shall diligently defend said suit.

13.2.3 Assistance by Client. If Contractor has charge of any suit brought against Client Indemnified Parties, Client Indemnified Parties shall render such assistance as Contractor may reasonably require in the defense of such suit except Client Indemnified Parties shall have the right to be represented therein by legal counsel of their own choice and at their own expense.

13.2.4 Limitations and Conditions. In the event of any claim or legal action for infringement, Contractor shall have the right, at its option, and at its expense subject to the limitations of Contractor’s liability set forth in this Agreement, either to procure for Client the rights alleged to have been infringed or to modify the infringing item in a way so that it becomes non-infringing.

13.3 Liens. Contractor shall keep the Facility Site, the Facility and the Work free from all liens, charges, claims and judgments, security interests or encumbrances (“Liens”) arising out of the performance of the Work under this Agreement or pursuant to any Subcontract and shall defend, indemnify and hold harmless Client from and against all costs, charges and expenses, including reasonable attorneys’ fees directly related thereto, that Client may incur resulting from or arising out of such Liens, unless a payment default has occurred and is continuing under this Agreement and then the Contractor may create a Lien only to the extent of Work to which the payment default relates. Contractor’s indemnification obligations with respect to Liens covered by this Section 13.3 are subject to the following conditions that: (a) Client gives Contractor prompt written notice of any such Lien of which it has knowledge, (b) Client cooperates in the defense of any such Lien, and (c) Contractor has sole control of Contractor’s defense and settlement, to the extent of Contractor’s liability, for any such Lien; provided, that Contractor shall promptly confirm in writing its obligation to indemnify Client with respect to all costs and expenses with respect to such Lien or claim. Contractor shall take prompt steps to discharge any such Lien filed against the Facility Site, the Facility and the Work or upon any Contractor furnished equipment or structures encompassed therein, or upon the premises upon which they are located by any Subcontractor based on a claim for payment in connection with the Work. If Contractor fails to promptly discharge, bond or otherwise assure the payment of any such Lien, Client shall promptly notify Contractor in writing and ten (10) business days after such notice, shall be entitled to take any reasonable action to satisfy, defend, settle or otherwise remove such Lien at Contractor’s expense. Client shall have the right to deduct any such expenses from any payment due, or which may become due, to Contractor. Contractor shall have the right to contest any such Lien provided it first provides to Client a bond or other assurances of payment reasonably satisfactory to Client in the amount of such Lien in form and substance satisfactory to Client.

13.4 Notice and Legal Defense. Except to the extent expressly provided otherwise in this Agreement, promptly after receipt by an indemnitee of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which any indemnity provided for in Article 13 applies, the indemnitee shall notify the indemnitor of such fact. The indemnitor shall assume on behalf of the indemnitee and conduct with due diligence and in good faith the defense thereof with legal counsel reasonably satisfactory to the indemnitee; provided, the indemnitee shall have the right to be represented therein by advisory legal counsel of its own selection and at its own expense.

13.5 Settlement of Claims. An indemnitee may elect to settle a claim against it, notwithstanding the indemnitor’s willingness to assume the defense thereof, in which case the indemnitee shall not be reimbursed for its costs and expenses (including, but not limited to, the amount of the settlement agreement) in connection with any settlement paid without the indemnitor’s prior consent. An indemnitor may elect to settle any claims as to which it has assumed the defense; provided that Contractor shall waive the aggregate liability caps set forth in Section 9.3 prior to agreeing to any such settlement which would cause Contractor’s aggregate liability to be in excess of such liability caps.

ARTICLE 14

Insurance

14.1 Not Used.

14.2 Insurance Obtained by Contractor. Contractor shall, at its expense, obtain and maintain in effect for the period beginning on the date that is ten (10) days after the hereof and for so long after Project Completion that Contractor has any repair or warranty obligations under this Agreement those insurance coverages specified in this Section 14.2. All such insurance obtained by Contractor shall be in compliance with all sums, deductibles, requirements and/or conditions specified in this Article 14.

14.2.1 Insurance Firm Qualification. Contractor, at its sole expense, shall procure or cause to be procured and maintain in full force and effect for the period beginning on the Commencement Date through the Warranty Period (or Extended Warranty Period, as applicable), insurance policies with insurance companies authorized to transact business in the jurisdiction in which the Project is located with (i) a Best Insurance Reports rating of “A-” or better and a financial size category of “X” or higher, (ii) or a Standard & Poor’s financial strength rating of “A-” or higher, (iii) or other companies acceptable to Client and Contractor, with limits and coverage as set forth below. Said types of coverage and limits of liability may be satisfied by any combination of primary or excess insurance as determined in Contractor’s sole discretion.

14.2.2 Insurance of Project. On or before the Commencement Date, the Client shall procure property damage (“Builder’s Risk”) insurance for the Project with limits, deductibles, terms and conditions in accordance with industry practice, acceptable to its Lenders and the Contractor. The insurance shall provided coverage for full replacement value on an “all-risk” basis, except for the perils normally sub limited on an aggregate basis including Flood, Earthquake and Pollution/Hazardous Material Clean Up. The Builder’s Risk insurance shall include as additional insureds the interest of Client, Financing Parties, Financing Parties’ agents, Contractor, design consultants, Subcontractors and suppliers of every tier, and Contractor Indemnified Parties, each of whom is deemed to have an insurable interest. Such insurance shall be written on a Builder’s Risk “all-risk” or open peril or special causes of loss policy form that shall at least include insurance for physical loss or damage to the Work, temporary buildings, Work in transit including inland transit, and Work in storage at the Facility Site or at another location acceptable to Client and Contractor, and shall insure against at least the following perils: fire, lightning, extended coverage, theft, vandalism and malicious mischief, earthquake, collapse, debris removal, demolition occasioned by enforcement of Applicable Laws, water damage, flood, and damage caused by frost and freezing. Such insurance shall remain in effect until Client takes possession and control of the Facility pursuant to Section 6.5.4 of the Agreement. Contractor shall not be required to cover any loss over and above the recoverable insurance, unless loss is caused by the Contractors gross negligence.

(a) The Builder’s Risk insurance shall (i) insure one hundred percent (100%) of the value of the Project, and (ii) insure loss or damage from earth movement and flood with a sub-limit of 25% of the value of the Project (subject to availability on commercially reasonable terms and conditions). The Builders Risk Policy shall also respond to Delay in Start Up insurance in an amount sufficient to meet the requirements of Client’s Financing Party requirements.

(b) The Builders Risk and Delay in Start Up policy shall also respond to transit, boiler and machinery insurance that will include the interest of the Client, Financing Parties, Financing Parties’ agents, Contractor, design consultants, Subcontractors and suppliers of every tier, and Contractor Indemnified Parties. In the event that any deductible, retention or retrospective premium applies, Client shall be responsible for paying such deductible, retention or retrospective premium, unless the loss was as a result of the Contractors gross negligence in which case deductibles and underinsured perils shall be the responsibility of the Contractor up to an amount of $100,000.

14.2.3 Cargo Insurance. Should any of the Work be shipped to the Facility Site by ocean going vessels or aircraft, Client shall procure or may request the Contractor procure cargo insurance insuring the Client and endorsing the Financing Parties, Financing Parties’ agents, Contractor, Subcontractors and suppliers of every tier, and Contractor Indemnified Parties, as Additional Insureds as their interests may appear, on a “warehouse to warehouse” basis including land, air and marine transit insuring “all risks” of loss or damage on a replacement cost basis plus freight and insurance from the time the goods are in the process of being loaded for transit until they are finally delivered to the Facility Site including shipment deviation, delay, forced discharge, re-shipment and transshipment. Such insurance shall (i) include coverage for war, strikes, theft, pilferage, non-delivery, charges of general average sacrifice or contribution, salvage expenses, temporary storage in route, consolidation, repackaging, refused and returned shipments, debris removal, (ii) contain a replacement by air extension clause, a 50/50 clause, a difference in conditions for C.I.F. shipments, an errors and omissions clause, an import duty clause, and a non vitiation clause, (iii) contain no exclusion for inadequate packing, and (iv) insure for the replacement value of the largest single shipment plus freight and insurance.

14.2.4 Commercial General Liability Insurance. Contractor, with Client, Financing Parties, and Client Indemnified Parties as additional insureds, shall maintain Commercial General Liability insurance. Said insurance shall be in an amount of fifteen million dollars ($15,000,000) and shall cover Contractor’s legal liability to others for damage or death or personal injury occurring before expiration of the Warranty Period described in Section 10.1 in the Agreement to any Person (including any employee of Client) or to any property (other than property forming part of the Project) due to or arising out of the performance of the Work at the Facility Site by Contractor or Sub-contractors. Said insurance shall be on an occurrence form. Contractor’s primary Commercial General Liability insurance policy(ies) shall be endorsed to provide separate General Aggregate limits on a per project basis per ISO endorsement CG 25 03 or the equivalent. Said insurance will be endorsed or amended as to be considered primary, and any other similar casualty insurance maintained by Client is excess and not contributory with this insurance.

14.2.5 Professional Errors and Omissions Insurance. Contractor shall maintain Professional Errors and Omissions Insurance. Said insurance shall be in an amount of two million dollars ($2,000,000) (and Contractor shall require that its subcontractors have such insurance in an amount of five million dollars ($5,000,000)), and the coverage shall remain in effect for at least 2 years following completion.

14.2.6 Sudden and Accidental Pollution. Contractor, with Client, Financing Parties, and Client Indemnified Parties as additional insureds, shall maintain Sudden and Accidental Pollution insurance. Said insurance shall be in an amount of five million dollars ($5,000,000).

14.2.7 Excess Third Party Insurance. Contractor, with the Client, Financing Parties, Financing Parties’ Agents and Indemnified Parties as additional insureds, shall insure in an amount of ten million dollars ($10,000,000), such insurance being considered excess of third party insurance required pursuant to Section 14.2.4, against liability for damage or death or personal injury occurring before expiration of the Warranty Period described in Section 10.1 in the Agreement to any Person (including any employee of Client) or to any property (other than property forming part of the Project) due to or arising out of the performance of the Work by Contractor or Subcontractors.

14.2.8 Insurance against Accident, etc., to Workmen. Contractor shall insure and shall maintain Worker’s Compensation insurance in accordance with Applicable Laws, and Employers’ Liability insurance with coverage limits of one million dollars ($1,000,000) per accident, for all actions, suits, claims, demands, costs, charges and expenses arising in connection with the death of or injury to any person employed by Contractor.

14.2.9 Automobile Liability Insurance. Contractor, with the Client Indemnified Parties as additional insureds, shall maintain automobile liability insurance covering Contractor’s legal liability for vehicles owned, hired, or non-owned utilized by Contractor in connection with the Work. Such insurance shall have the limits required by Applicable Laws in all relevant jurisdictions, but in any event not less than one million dollars ($1,000,000) per occurrence and in the aggregate for bodily injury (including death) and property damage where applicable (unless Client shall agree that another limit may be obtained in a particular jurisdiction).

14.2.10 General Insurance Requirements. Contractor shall furnish to Client and Client shall furnish to Contractor, by such date as the Parties agree, certificates of insurance from each insurance carrier showing that the above required insurance is in force, the amount of the carrier’s liability thereunder, and further providing that the insurance will not be canceled, not renewed or limits reduced by endorsement until the expiration of at least thirty (30) days (to the extent obtainable under commercially reasonable terms) (or ten (10) days in the case of cancellation due to non-payment of premiums) after written notice of such cancellation, non-renewal, or reduction in limits has been received by Client.

14.2.11 Remedy on Failure to Insure. If Contractor shall fail to effect and keep in force the insurances for which it is responsible, Client may, upon the expiration of at least thirty (30) days after written notice of such failure has been received by Contractor, effect and keep in force any such insurance, and pay such premiums as may be necessary for that purpose, and from time to time deduct the amount so paid by Client from any amounts due or which may become due to Contractor under the Agreement.

14.2.12 Waiver of Subrogation. All insurance policies provided by Contractor or Client pursuant to this Agreement shall include a waiver of any right of subrogation of the insurers thereunder of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy. Contractor and Client shall waive all rights and shall require their insurers to waive subrogation rights against each other and their affiliates and subcontractors and the directors, officers, partners, commissioners, officials, agents, subcontractors and employees of each of them for damages covered by property insurance during and after the completion of the Work.

14.2.13 Loss Payee. Any loss covered under Client’s Builder’s Risk insurance shall be adjusted with Client and Contractor and made payable to both of them as trustees for the insureds as their interests may appear, subject to any applicable Financing clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 20.

14.2.14 Subcontractor Insurance. Contractor shall require all those Subcontractors providing on site labor directly to Contractor or the Project to obtain, maintain and keep in force during the time in which they are involved in the performance of the Work on site primary third party liability insurance, automobile liability insurance and workers’ compensation and employers’ liability insurance coverages. Contractor shall require limits of insurance to be maintained by such Subcontractors which Contractor deems, in its sole discretion, to be adequate and/or appropriate in connection with the performances of Work to be provided by such Subcontractor. Contractor shall require material subcontractors to add Contractor, Client and Financing Parties as Additional Insureds where contractually able.

ARTICLE 15

Termination

15.1 Termination for Client’s Convenience. Client may for its convenience and without cause terminate all remaining Work at any time by delivering notice to Contractor specifying the effective date of termination. Immediately upon receipt of such notice, Contractor shall stop performance of the Work, immediately order and commence preservation or protection of the Work as instructed and demobilization with regard to the Work, assign all title to all Work not already owned, all Subcontracts as designated by Client and all applicable Governmental Approvals to Client, terminate all other Subcontracts, and remove from the Facility Site all tools, Contractor’s Equipment and rubbish. In the event of termination by Client under this Section 15.1, Client shall pay to Contractor such amount as is required pursuant to Section 4.4 and such amount shall constitute Contractor’s sole remedy on account of such termination.

15.1.1 Client’s Right to Suspend Performance of the Work. Client may elect to suspend performance of all of the Work upon such prior notice as circumstances permit, indicating (a) the portion of the Work the performance of which Client has elected to suspend;

(b) Client’s estimate of the duration of such suspension; and (c) the effective date of such suspension of the Work. Upon the effective date of such notice, Contractor shall stop performance of the Work that Client has elected to suspend and preserve or protect such Work as instructed and shall continue to complete performance of the balance of the Work. In the event of a suspension of the Work pursuant to this Section 15.1.1, Client will authorize a Scope Change Order making equitable adjustments to one or more of the Contract Price, the Guaranteed Completion Dates, the Payment Schedule, the Project Schedule, or the Project Guarantees. This Section 15.1.1 shall not apply to any suspension of all or any part of the Work requested or directed by Client as a result of Contractor’s or any Subcontractor’s failure to comply with the Agreement. In the event suspension in the aggregate exceeds one hundred eighty (180) days, either Party may terminate this Agreement and such termination shall be deemed a termination for Client’s convenience under Section 15.1. Any costs to preserve or protect the Work, standby costs, and demobilization/remobilization costs incurred by Contractor resulting from a suspension of Work under this Section 15.1.1 shall be reimbursed to Contractor monthly as such costs are incurred.

15.2 Termination upon Client’s Default. If Client fails to pay to Contractor any payment as required to be made under this Agreement and such failure continues uncured for fifteen (15) days after notice thereof has been given to Client by Contractor, then, upon the giving of prior written notice by the Contractor, Contractor may suspend its performance of the Work (such suspension to be deemed a suspension under Section 15.1.1). Contractor may thereafter elect to terminate this Agreement if such failure continues for thirty (30) days after such prior written notice to Client. In the event of such a termination by Contractor, Client shall pay to Contractor such amount as is required pursuant to Section 4.4. Client shall not be deemed to be in breach of this Agreement, nor shall Contractor be entitled to terminate this Agreement, by reason of the withholding of any payment which is the subject of a bona fide Dispute.

(a) In the event (i) Client is adjudged bankrupt or insolvent, or (ii) Client makes a general assignment for the benefit of its creditors, or (iii) a trustee or receiver is appointed for Client or for any of its property, or (iv) Client files a petition to take advantage of any debtor’s act, or to reorganize under the bankruptcy or similar laws, Contractor may at its option, without prejudice to any other right or remedy Contractor may have under this Agreement, at any time terminate this Agreement immediately upon written notice to Client.

(b) In the event (i) Client abandons the Project or ceases or suspends performance of all or a material portion of the Work (other than as provided in Section 15.1 or pursuant to a Scope Change Order), or (ii) any of Client’s representations and warranties set forth in Section 23.1 are untrue in any material respect, or (iii) Client commits any other material breach of any of the terms of the Agreement, and in each of (i) through (iii), such condition remains un-remedied for thirty (30) days after written notice thereof by Contractor (or for such longer period, not to exceed forty-five (45) days, during which Client diligently pursues the cure of such condition, if such condition is susceptible to cure), Contractor may at its option, without prejudice to any other right or remedy Contractor may have under this Agreement, at any time terminate this Agreement immediately upon written notice to Client. Notwithstanding the foregoing, Contractor may terminate this Agreement upon thirty (30) days’ notice to Client if Client disregards any material provision of any Applicable Law, provided any such failure is not remedied within such thirty (30) day period.

15.3 Termination upon Contractor’s Default.

(a) In the event (i) Contractor or Guarantor (if any) is adjudged bankrupt or insolvent, or (ii) Contractor or Guarantor (if any) makes a general assignment for the benefit of its creditors, or (iii) a trustee or receiver is appointed for Contractor or Guarantor (if any) or for any of their property, or (iv) Contractor or Guarantor (if any) files a petition to take advantage of any debtor’s act, or to reorganize under the bankruptcy or similar laws, Client may at its option, without prejudice to any other right or remedy Client may have under the Agreement, at any time terminate the Agreement immediately upon written notice to Contractor and Guarantor (if any).

(b) In the event (i) Contractor fails to supply sufficient skilled workers or suitable materials or equipment, or (ii) Contractor fails to make prompt payments when due to Subcontractors or for labor, materials or equipment, or (iii) Contractor abandons the Project or ceases or suspends performance of all or a material portion of the Work (other than as provided in Section 15.1 or pursuant to a Scope Change Order), or (iv) any of Contractor’s representations and warranties set forth in Section 23.1 is untrue in any material respect, or (v) Contractor commits any other material breach of any of the terms of the Agreement, or (vi) any Performance Security is terminated or ceases to be valid and enforceable or there is a default thereunder, or (vii) Contractor fails to achieve Substantial Completion by the Guaranteed Project Completion Date, or (viii) Contractor fails to maintain the insurance as required hereunder, in each of (vi), (vii), or (viii), Client may at its option, without prejudice to any other right or remedy Client may have under the Agreement, at any time terminate the Agreement immediately upon written notice to Contractor, and in each case of (i) through (v), such condition remains un-remedied for thirty (30) days after written notice thereof by Client (or for such longer period, not to exceed forty-five (45) days, during which Contractor diligently pursues the cure of such condition, if such condition is susceptible to cure), Client may at its option, without prejudice to any other right or remedy Client may have under the Agreement, at any time terminate the Agreement immediately upon written notice to Contractor. Notwithstanding the foregoing, Client may terminate the Agreement upon thirty (30) days’ notice to Contractor if Contractor disregards any material provision of any Applicable Law, provided any such failure is not remedied within such thirty (30) day period.

(c) In the event that a Parent Guarantee is provided in accordance with Section 4.5 and (i) Guarantor takes any action that results in the termination of the Parent Guarantee prior to the date on which Contractor has no further obligations to Client under the Agreement or (ii) Guarantor fails to perform any duty, obligation, warranty, or responsibility imposed upon Guarantor under the Parent Guarantee or this Agreement, Client may at its option, without prejudice to any other right or remedy Client may have under the Agreement, at any time terminate this Agreement immediately upon written notice to Contractor.

15.4 Consequences of Termination. Upon any termination pursuant to Section 15.3, Client may at its option elect to (a) take possession of the Project and any or all Work, materials or equipment located at the Facility Site and intended to be incorporated into the Facility and all drawings, design and related documents (wherever located), and (b) subject to the third sentence of this Section 15.4, succeed automatically, without the necessity of any further action by Contractor, to the interests of Contractor in any or all Subcontracts entered into by Contractor with respect to the Project provided Contractor shall retain all of its rights against such Subcontractors for any claims of Client for which Contractor is responsible, and Client shall be required to compensate such Subcontractors only for compensation becoming due and payable to such parties under the terms of their Subcontracts with Contractor from and after the date Client elects to succeed to the interests of Contractor in such Subcontracts. All sums claimed by such Subcontractors to be due and owing for Work performed prior to such date shall constitute debts between Contractor and the affected Subcontractors, and Client shall in no way be liable for such sums; provided, however, that Client may, at its election, pay any sums owed to such Subcontractors and Contractor shall reimburse Client for such sums upon demand. In the event of any termination of this Agreement pursuant to Section 15.3, Client may, without prejudice to any other right or remedy it may have, at its option, finish the Work by whatever method Client may deem expedient (subject to Client’s legal obligation to mitigate its costs). To the extent the costs of completing the Work after a termination pursuant to Section 15.3, including compensation for additional professional services, exceed those amounts that would have been payable to Contractor under the Agreement to complete the Work if the Agreement had been fully performed, Contractor shall pay the difference to Client upon demand. In addition, except for those remedies specified elsewhere in this Agreement as being exclusive, Client shall be entitled to exercise any rights or remedies available to Client under this Agreement.

15.5 Surviving Obligations. Termination of this Agreement (a) shall not relieve Contractor or Client of their obligations with respect to confidentiality as set forth in Article 18, and (b) shall not relieve Contractor or Client of any obligation under this Agreement which expressly survives termination of this Agreement, and (c) except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party, shall not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination, and (d) shall not relieve Contractor of its obligations as to portions of the Work already performed or of obligations assumed by Contractor prior to the date of termination, except as otherwise agreed by Client in writing.

ARTICLE 16

Assignments

16.1 Consent Required. It is expressly understood and agreed that this Agreement is personal to Contractor and Client, and that Contractor and Client shall have no right, power or authority to assign or delegate any of their respective rights or obligations under this Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law. Any attempted assignment without the prior written consent of the other Party shall be void. Notwithstanding the foregoing, Client may assign its rights and obligations hereunder as collateral security in connection with obtaining financing for the Project.

16.2 Contractor’s Right to Assign to Affiliates. Contractor may, subject to the prior written approval of the Client, assign any or all of its rights and delegate any or all of its obligations under this Agreement to any affiliated entity of Contractor provided such affiliated entity agrees to assume all of Contractor’s obligations under the Agreement and cure any defaults at the time such assignment is accepted.

16.3 Successors and Assigns. All of the rights, benefits, duties, liabilities and obligations of the Parties shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

ARTICLE 17

Design Documents

17.1 Client Review. Contractor shall submit to Client for its review and comment each Design Document designated for Client’s review as set forth in Appendix A. Client shall have the right to review each such Design Document and to provide its written comments on any material aspect of such document, if any, as soon as reasonably possible but in no event later than ten (10) calendar days after receipt thereof. Contractor shall diligently amend such Design Documents or otherwise respond to Client’s comments and resubmit such Design Documents for Client’s review and such review cycle shall be repeated until each Party is reasonably satisfied. Contractor shall have no obligation to accept recommended changes provided that Contractor is acting in a manner consistent with the Scope.

17.2 Review Not Release of Obligations. Review and comment by Client, its Representative or its designees with respect to any Design Documents or other information pursuant to Section 17.1 shall not relieve or release Contractor from any of its duties, obligations or liabilities under the Agreement.

17.3 Final Documents. Other than to the extent previously delivered pursuant to Sections 6.5.1(e) or 6.6.1(d), within sixty (60) days after Project Completion occurs, Contractor shall furnish Client with “Conformed to Construction Record” Design Documents listed in Appendix A reflecting the Facility as actually constructed.

17.4 Ownership. All designs, drawings, specifications, documents, models, photographs (including negatives) electronic data and other work products of the Contractor, including those prepared by the Contractor’s consultants and subcontractors, are instruments of service for this Project, whether or not the Project is completed, and are the property of the Contractor (or its respective consultants and subcontractors, as the case may be) along with all copyrights therein. The Contractor, however, grants, or shall cause to be granted, to Client an irrevocable, perpetual and royalty free license (assignable only to Client’s successors in, and permitted assigns of, title to the Project) to retain, use, and modify the drawings, documents and other data prepared in performing the Work for any purpose in connection with the operation, maintenance and alteration of the Project. The Contractor shall make all necessary arrangements in any contracts it has with the Contractor’s consultants and subcontractors or others to provide for such rights of the Client. Reuse by the Client of any of such instruments of service on extensions of this Project or on any other project without the written permission of the Contractor shall be at the

Client’s sole risk and without liability or legal expense to the Contractor. Client shall enter into a license agreement in the form of Appendix D to this Agreement with Delta-T Corporation (the “Delta-T License Agreement”) and which shall govern the supply and use of certain designs provided to Client.

Notwithstanding any provision to the contrary contained in the Contract Documents, Client acknowledges that title to, ownership of, and Client’s right to use of the Delta-T Technology shall be as set forth and agreed to in the Delta-T License Agreement and that no license or rights of any kind otherwise granted by the Contract Documents shall apply to any of the Delta-T Technology.

ARTICLE 18

Confidential Information

18.1 Confidentiality. Each Party agrees to hold in confidence for a period commencing with the date hereof and ending three (3) years following the date of Project Completion any information supplied to it by the other Party and designated in writing as confidential. The provisions of this Article 18 shall not apply to information within any one of the following categories: (i) information which was in the public domain prior to a Party’s receipt thereof or which subsequently becomes part of the public domain by publication or otherwise except by the receiving Party’s wrongful act; (ii) information which the receiving Party can show was in the receiving Party’s possession prior to its receipt thereof through no breach of any confidentiality obligation; or (iii) information received by a Party from a third party which did not have a confidentiality obligation with respect thereto. The Parties acknowledge and agree that confidential information is valuable and unique and that disclosure by a receiving party in breach of this Agreement may result in irreparable injury to the disclosing party. The Parties further acknowledge and agree that in the event of a breach or a threatened breach of this Article 18, the party not breaching or threatening a breach shall be entitled to seek an injunction prohibiting any such breach and whatever remedies are available at law or in equity. Other than as may be required by a Governmental Authority, and then only to the extent required, neither Party shall publish the terms and conditions of this Agreement or Project technical information, unless the other Party provides its express prior written consent. Client shall be permitted to disclose such terms and provisions to the Financing Parties and prospective Financing Parties or other parties in connection with efforts to obtain financing for the Project upon execution by such Parties of a confidentiality agreement in a form reasonable acceptable to Contractor. No Person shall be permitted access to the Facility or the Facility Site, except as provided in the Agreement or as otherwise agreed by the Parties.

ARTICLE 19

Differing Site Conditions

19.1 Differing Site Conditions. If, during performance of the Work, Contractor encounters conditions which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the geotechnical investigation report dated March 24, 2006 provided to Client by Contractor; or (2) unknown physical conditions of an unusual or undetectable nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Agreement, then notice by the observing Party shall be given to the other Party promptly before conditions are disturbed and if such conditions cause an increase in the cost of and/or time required for performance of the Work, a Scope Change shall be issued by the Client to adjust the Contract Price and/or Project Schedule (including, without limitation, the Guaranteed Completion Dates).

ARTICLE 20

Dispute Resolution

20.1 Applicability of Resolution Procedures. Except for matters requiring immediate injunctive relief, all claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Agreement (“Disputes”) will be resolved pursuant to this Article 20.

20.2 Management Discussions. The Parties agree to make a diligent, good faith attempt to resolve all Disputes. If the Authorized Representatives of the Parties are unable to resolve a Dispute arising under this Agreement within ten (10) calendar days after notice from one Party to the other, such Dispute will be submitted promptly to the senior executive officers of the Parties, who will meet, in person or by telephone, not later than ten (10) calendar days after the date such Dispute was submitted to them. In the event that the officers cannot resolve the Dispute within five (5) business days after the matter is submitted to them, then, unless otherwise agreed, either Party may by written notice to the other Party refer such Dispute to arbitration under Section 20.3.

20.3 Arbitration. Provided that the Parties have been unable to resolve a Dispute pursuant to the procedures set forth in Section 20.2, then either Party, in its sole discretion, may invoke binding arbitration by the American Arbitration Association for arbitration in Denver, Colorado, in accordance with the Construction Industry Arbitration Rules then in effect; provided that failure to invoke arbitration shall not be a waiver of any such Dispute except as otherwise provided in this Agreement. If the aggregate amount of the Dispute(s) is less than $1,000,000, then the Parties shall mutually agree on one (1) arbitrator. If the Parties cannot agree on one (1) arbitrator or if the aggregate amount of the Dispute(s) is equal to or greater than $1,000,000, then there shall be three (3) arbitrators, with each Party selecting one; the third arbitrator, who shall be the chairman of the panel, shall be selected by the two (2) party-appointed arbitrators. The American Arbitration Association shall be empowered to appoint any arbitrator not named in accordance with the procedure set forth herein. The one (1) arbitrator shall or the three (3) arbitrators shall by majority vote resolve any Dispute as promptly as practicable. The arbitrators’ decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The decision of the arbitrators shall be final and binding upon the Parties without the right of appeal to the courts. Each Party shall bear their own costs in such Dispute resolution, including without limitation, reasonable attorneys fees.

20.4 Obligations Continue. Notwithstanding the existence of a Dispute, the Parties will continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing; provided, that Contractor is being paid in accordance with this Agreement (other than with respect to any amount in Dispute).

ARTICLE 21

[Intentionally Left Blank]

ARTICLE 22

Independent Contractor

22.1 Contractor as Independent Contractor. Contractor shall be an independent contractor with respect to the Project, each part thereof, and the Work, and neither Contractor nor its Subcontractors nor the employees of either shall be deemed to be agents, representatives, employees or servants of Client in the performance of the Work, or any part thereof, or in any manner dealt with in this Agreement. Client shall not have the right to control nor any actual, potential or other control over the methods and means by which Contractor or any of its agents, representatives, Subcontractors or employees conducts its independent business operations.

ARTICLE 23

Representations

23.1 Representations. Each Party represents and warrants to the other Party that:

23.1.1 Organization and qualification. It is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of its incorporation, has the lawful power to engage in the business it presently conducts and contemplates conducting, and is duly licensed or qualified and in good standing as a foreign corporation or company, as applicable, in each jurisdiction wherein the nature of the business transacted by it, including in case of Contractor performance of the Work, makes such licensing or qualification necessary.

23.1.2 Power and Authority. It has the power to make and carry out this Agreement and to perform its obligations under this Agreement and all such actions have been duly authorized by all necessary corporate or company, as applicable, proceedings on its part.

23.1.3 No Conflict. The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its certificate of incorporation or by-laws or other applicable organizational documents or any Applicable Laws or any covenant, agreement, understanding, decree or order to which it is a party or by which it or any of its properties or assets is bound or affected.

23.1.4 Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by such Party. This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity. No material authorization, approval, exemption or consent by any governmental or public body or authority (other than the Client Permits and Contractor Permits as such Party’s responsibilities) is required to be obtained by such Party in connection with the authorization, execution, delivery and carrying out of the terms of this Agreement.

23.1.5 Litigation. There are no actions, suits, proceedings or investigations pending or, to its knowledge, threatened against it at law or in equity before any court or before any governmental department, commission, board, agency or instrumentality or any arbitration panel whether or not covered by insurance which individually or collectively may result in any materially adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability to perform its obligations under this Agreement. Such Party has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any governmental department, commission, board, agency or instrumentality or any arbitration panel which may result in any such materially adverse effect or such impairment.

23.1.6 Compliance with Laws. Such Party has complied with Applicable Laws such that it has not been subject to any fines, penalties, injunctive relief or criminal liabilities which in the aggregate have materially affected or may materially affect its business operations or financial condition or its ability to comply with the terms of this Agreement.

23.1.7 Disclosure. No representation or warranty by such Party contained in the Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

ARTICLE 24

Miscellaneous

24.1 Past Due Amounts. Any amount owed to either Party under this Agreement which is not paid by the owing Party when due under this Agreement shall accrue interest each day such amount is not paid commencing on the due date and continuing until paid at the lesser of (a) an annual rate equal to six (6) percentage points above the rate quoted from time to time by the Wall Street Journal, U.S. edition, as the prime rate, or (b) the maximum rate permitted by Applicable Laws.

24.2 Delay not Waiver. It is understood and agreed that any delay, waiver or omission by Client or Contractor to exercise any right or power arising from any breach or default by Contractor or Client in any of the terms, provisions or covenants of the Agreement shall not be construed to be a waiver by Client or Contractor of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Contractor or Client.

24.3 Choice of Law. Governing law is the law of the State of Minnesota, excluding its choice of law rules.

24.4 Severability. In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Client and Contractor shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

24.5 Notice. Any notice required or permitted to be given by Client to Contractor relating to the Agreement shall be in writing and shall be addressed to:

TIC – The Industrial Company Wyoming, Inc.
1474 Willer Drive
Casper, WY 82604
Attention: Legal Counsel

With a copy to:

TIC - The Industrial Company
2211 Elk River Rd.
Steamboat Springs, Colorado 80477
Attention: General Counsel

and any notice required or permitted to be given by Contractor to Client relating to the Agreement shall be in writing and shall be addressed to:

Bio Fuel Energy, LLC
337 McLaws Circle, Suite Two
Williamsburg, VA 23185
Attention: Dan Simon

With a copy to:

Chadbourne and Parke LLP
1100 Louisiana Street, Suite, 3500
Houston, TX 77002
Attention: Todd E. Alexander

24.5.1 Delivery. All notices and other communications required or permitted by this Agreement to be given to a Party by the other Party shall be in writing signed by the Party giving such notice and shall be deemed duly served, given and received (i) when actually received by the Party to whom it is sent, if served personally or if delivered by telegram or courier service to the Party to whom notice is to be given, (ii) on the first (1st) day following the day transmitted (with confirmation of receipt) if delivered by telex or facsimile, or (iii) on the third (3rd) business day after mailing, if mailed by first class registered or certified mail, return receipt requested, postage prepaid, addressed to the appropriate Party, at the address and/or facsimile numbers of such Party set forth above (or such other address as such Party may designated by written notice to the other Party in accordance with this section).

24.6 Section Headings. The Article and Section headings in the Agreement have been inserted for convenience of reference only and shall not in any manner affect the construction, meaning or effect of anything contained in the Agreement nor govern the rights and liabilities of the Parties.

24.7 Amendments. No amendments or modifications of the Agreement shall be valid unless in writing and signed by a duly authorized representative of each Party.

24.8 Not Used.

24.9 No Third Party Rights. The Agreement and all rights under the Agreement are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Financing Parties and the other Indemnified Parties, and shall not imply or create any rights on the part of, or obligations to, any other Person except as, and then only to the extent, expressly provided elsewhere in this Agreement.

24.10 Survival of Provisions. All provisions of this Agreement, including Articles 9, 10, 13, 18 and 20 and Sections 1.2(b), 15.5, 17.4, and 23.1, which are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination.

24.11 Title to the Project. Title to all materials, supplies, equipment and machinery supplied by Contractor in connection with the Agreement and which become a permanent part of the Project shall vest in the Client upon the earlier of payment therefore by Client to Contractor or delivery of such items to the Facility Site. Title to Contractor’s Equipment shall remain with Contractor at all times.

24.12 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

24.13 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the Work, and merges and supersedes all prior and contemporaneous agreements, commitments, representations, writings and discussions between them.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized officers as of the date indicated below and to be effective as of the day and year first above written.

Client: Buffalo Lake Energy, LLC		Contractor: TIC – The Industrial Company Wyoming, Inc.

By:	/s/ Daniel J. Simon	By:	/s/ Donald S. Brust
Name:	Daniel J. Simon	Name:	Donald S. Brust
Title:	COO	Title:	Vice President
Date:	June 9, 2006	Date:	June 9, 2006